Moody National REIT I, Inc. POS AM

EXHIBIT 10.118

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of the Effective Date (defined below), by and between AUSTIN HWS, LP, a Texas limited partnership (the “Seller”), and MOODY NATIONAL REIT I, INC., a Maryland corporation (the “Purchaser”).

RECITATIONS:

A.      Seller is the owner of that certain tract of land more particularly described on Exhibit “A” attached hereto and made a part hereof, located at 4143 Governors Row, Austin, Texas 78744, Austin, Texas, together with all rights, titles, benefits, easements, privileges, remainders, tenements, hereditaments, interests, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of the Seller therein, including in and to adjacent strips and gores, if any, between the Land and abutting properties, and in and to adjacent streets, highways, roads, alleys or rights-of-way, and the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired, all water and mineral rights, if any, development rights, if any, and all easements, rights and other interests appurtenant thereto, if any (the “Land”), and all buildings and improvements, including the 96-key hotel known as the Homewood Suites by Hilton – Austin/Airport Area South, located on the Land (the “Improvements”). The Land and the Improvements, together with the Personal Property are sometimes referred to hereinafter together as the “Hotel”.

B.      Purchaser desires to purchase the Property, including the Hotel, from the Seller, and the Seller desires to sell the Property, including the Hotel, to Purchaser, for the Purchase Price (as defined below) and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed:

ARTICLE I

DEFINITIONS

The following terms shall have the indicated meanings:

1.1           “3-05 Audit” shall have the meaning ascribed to such term in Section 2.4(f).

1.2           “Accounts Receivable” shall mean all accounts receivable of the Hotel which are shown on the city ledger or other applicable records of the Hotel.

1.3           “Advance Bookings” shall mean reservations and agreements made or entered into by Seller or Manager prior to Closing and assumed by Purchaser for Hotel rooms or meeting rooms to be utilized after Closing, or for catering services or other Hotel services to be provided after Closing.

1.4           “Affiliate” shall mean any Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling another Person. For the purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by contract or otherwise.

1.5           “Agreement” shall have the meaning ascribed to such term in the Preamble.

1.6           “Applicable Laws” shall mean any applicable building, zoning, subdivision, environmental, health, safety or other governmental laws, statutes, ordinances, resolutions, rules, codes, regulations, orders or determinations of any Governmental Authority or of any insurance boards of underwriters (or other body exercising similar functions), or any restrictive covenants or deed restrictions affecting the Property or the ownership, operation, use, maintenance or condition thereof.

1.7           “Assignment and Assumption Agreement” shall mean an assignment and assumption agreement between Seller and Purchaser in substantially the form attached hereto as Exhibit “D” whereby Seller assigns and Purchaser assumes all of the Seller’s rights, title and interest in and to the Hotel Agreements which are disclosed to Purchaser and not terminated prior to Closing in accordance with this Agreement.

1.8           “Authorizations” shall mean all certificates of occupancy, licenses, permits, authorizations and approvals required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or officer, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof.

1.9           “Bankruptcy Code” shall have the meaning ascribed to such term in Section 3.21.

1.10         “Bill of Sale and General Assignment” shall mean a bill of sale and general assignment between the Seller and Purchaser in substantially the form attached hereto as Exhibit “E”, conveying Seller’s right, title and interest, if any, to the Personal Property (other than Leased Property) from Seller to Purchaser, together with any Warranties and Guaranties related thereto, and the Advanced Bookings.

1.11         “Closing” shall mean the consummation of the sale and purchase of the Property pursuant to this Agreement.

1.12         “Closing Date” shall mean the date that is twenty-one (21) days following the expiration of the Study Period, subject to Purchaser’s right to extend the Closing Date for up to an additional fifteen (15) days by providing written notice to Seller on or before the originally scheduled Closing Date in the event Purchaser has not received Licensor approval of Purchaser or its designee as a franchisee of the Hotel.

1.13         “Closing Documents” shall have the meaning ascribed to such term in Section 7.1.

1.14         “Code” shall have the meaning ascribed to such term in Section 10.13.

1.15         “Covered Audit Period” shall have the meaning ascribed to such term in Section 2.4(f).

1.16         “Deed” shall mean a special warranty deed in substantially the form attached hereto as Exhibit “F”, conveying fee title to the Real Property from the Seller to Purchaser, subject to the Permitted Title Exceptions.

1.17         “Earnest Money” shall have the meaning ascribed to such term in Section 2.3.

1.18         “Effective Date” (or other similar phrases such as “date of this Agreement” or “date hereof”) shall mean the first date on which the Escrow Agent shall have acknowledged receipt of this Agreement fully executed by the Seller and the Purchaser.

1.19         “Environmental Conditions” shall have the meaning ascribed to such term in Section 4.6(c).

1.20         “Environmental Laws” shall mean any present or future federal, state or local laws, statutes, codes, ordinances, rules, regulations, standards, policies, court orders, decrees, administrative orders, guidelines or other governmental directives, as well as common law, relating to protection of human health or safety or the environment or relating to Hazardous Materials, including without limitation, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), Safe Drinking Water Act (42 U.S.C. § 3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), and any law, statute, regulation, rule or ordinance of the state in which one or more of the Properties is located and any other governmental entity with actual or asserted jurisdiction over the Property or part thereof, concerning such hazardous, special or toxic materials, wastes or substances or any judicial, administrative, or otherwise binding and applicable interpretation of any such laws, rules or regulations.

1.21         “ERISA” shall have the meaning ascribed to such term in Section 3.6.

1.22         “Escrow Agent” and “Underwriter” shall mean the Old Republic National Title Insurance Company.

1.23         “Exchange” shall have the meaning ascribed to such term in Section 10.13.

1.24         “Executive Orders” shall have the meaning ascribed to such term in Section 4.5.

1.25         “Existing PIPS” shall mean any currently effective property improvement plan issued by Licensor to the Seller with respect to the Hotel for calendar year 2015 (and, if applicable, prior years).

1.26         “Final Rooms Revenue” shall mean the final nights room revenue for the Hotel (revenue from rooms occupied as of 11:59 p.m. on day prior to the Closing Date, exclusive of food, beverage, telephone and similar charges which shall be retained by the Seller), including any sales taxes, room taxes or other taxes thereon.

1.27         “FIRPTA Certificate” shall mean the affidavit of Seller under Section 1445 of the Internal Revenue Code, as amended.

1.28         “First Earnest Money Deposit” shall have the meaning ascribed to such term in Section 2.3.

1.29         “Governmental Authority” shall mean any federal, state, county, municipal or other government or governmental or quasi-governmental agency, department, commission, board, bureau, office or instrumentality, foreign or domestic, or any of the them.

1.30         “Hazardous Substances” shall have the meaning ascribed to such term in Section 3.14. “Hotel” shall have the definition ascribed to such term in the Recitals.

1.31         “Hotel Agreements” shall mean collectively the Operating Agreements, Leased Property Agreements, Off-Site Facility Agreements and the Occupancy Agreements.

1.32         “Hotel Employees” shall have the meaning ascribed to such term in Section 3.6.

1.33         “Improvements” shall mean the Hotel and all other buildings, structures, improvements, and all fixtures, systems, facilities and other items of real estate located on the Land.

1.34         “Independent Contract Consideration” shall mean One Hundred and No/100 Dollars ($100.00) of the Earnest Money which shall be paid by the Escrow Agent to the Seller in the event that Purchaser elects to terminate this Agreement.

1.35         “Insurance Policies” shall mean all policies of insurance maintained by or on behalf of the Seller pertaining to the Property, its operation, or any part thereof.

1.36         “Intangible Personal Property” shall mean the Seller’s right, title and interest in and to all intangible personal property owned or possessed by the Seller and used in connection with the ownership or operation of the Property, including, without limitation, (1) Authorizations, (2) utility and development rights and privileges, general intangibles, plans and specifications pertaining to the Real Property and the Personal Property, (3) any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, (4) the share of the Final Rooms Revenue determined under Section 7.6(i) hereof, and (5) Advance Bookings, excluding the Seller’s cash on hand, in the bank accounts and invested with financial or other institutions.

1.37         “Inventory” shall mean all inventories of food, beverage and consumable items in opened or unopened cases and all in-use reserve stock of linens, towels, paper goods, soaps, cleaning supplies, office supplies, engineering supplies, maintenance supplies, parts and tools and other “inventories of merchandise” and “inventories of supplies” as such terms are defined in the Uniform System of Accounts for Hotels used in connection with the operation and maintenance of the Hotel.

1.38         “Knowledge” means only those matters as to which Charles Leddy or Jeanette Mosley (collectively, “Seller’s Representatives”) have actual knowledge, with no investigation, verification or inquiry having been made, other than the duty of such Persons to make a reasonable inquiry of the Manager with respect to the specific matters or facts then in question, and does not include any imputed, constructive or implied knowledge of any other kind or nature.

1.39         “Land” shall mean approximately 2.466 acres of land more particularly described on Exhibit “A”, together with all rights, titles, benefits, easements, privileges, remainders, tenements, hereditaments, interests, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of the Seller therein, including in and to adjacent strips and gores, if any, between the Land and abutting properties, and in and to adjacent streets, highways, roads, alleys or rights-of-way, and the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired, all water and mineral rights, if any, development rights, if any, and all easements, rights and other interests appurtenant thereto, if any.

1.40         “Leased Property” shall mean all leased items of Tangible Personal Property, including items subject to any capital lease, operating lease, financing lease, or any similar agreement (if any).

1.41         “Leased Property Agreements” shall mean all lease agreements pertaining to the Leased Property (if any) set forth on Exhibit “G” hereto, as such Exhibit may be modified consistent with the provisions of this Agreement.

1.42         “License Agreement” shall mean the license or franchise agreement, dated December 12, 2005, between Licensor and Seller with respect to the Hotel.

1.43         “Licensor” shall mean Promus Hotels, Inc., a Delaware corporation.

1.44         [Left Blank Intentionally.]

1.45         “Management Agreement” shall mean that certain [Hotel Management Agreement], dated December 12, 2005, between Manager and Seller with respect to the Hotel.

1.46         “Manager” shall mean Presidian Destinations, Ltd., a Texas limited partnership

1.47         “Monetary Title Encumbrances” shall have the meaning ascribed to such term in Section 2.4(e).

1.48         “New Manager” shall have the meaning ascribed to such term in Section 5.1(e).

1.49         “Occupancy Agreements” shall mean the leases, concession or occupancy agreements in effect with respect to the Real Property under which any tenants (other than Hotel guests and other than Seller) or concessionaires have the right to occupy space upon the Real Property set forth on Exhibit “H” hereto, as such Exhibit may be modified consistent with the provisions of this Agreement.

1.50         “Off-Site Facility Agreements” shall mean the leases, contracts and agreements obligating Seller and/or Manager, if any, pertaining to facilities not located on the Property but which are required and presently used for the operation of the Hotel including, without limitation, use agreements for local golf courses, and parking or garage contracts or leases, as set forth on Exhibit “I” hereto, as such Exhibit may be modified consistent with the provisions of this Agreement.

1.51         “Operating Agreements” shall mean the service, supply, maintenance and repair, and other similar contracts obligating Seller and/or Manager in effect with respect to the Property (other than the Occupancy Agreements, Leased Property Agreements, Off-Site Facility Agreements and the Management Agreement) related to construction, operation, or maintenance of the Property and the business conducted thereon, as set forth on Exhibit “J” hereto, as such Exhibit may be modified consistent with the provisions of this Agreement.

1.52         “Owner’s Title Policy” shall mean an owner’s policy of title insurance issued to Purchaser by the Underwriter, pursuant to which Underwriter insures Purchaser’s ownership of good and indefeasible fee simple title to the Real Property, subject only to Permitted Title Exceptions.

1.53         “Patriot Act” shall have the meaning ascribed to such term in Section 4.5.

1.54         “Permits” shall have the meaning ascribed to such term in Section 3.13.

1.55         “Permitted Title Exceptions” shall mean the following: (i) all valid matters of record affecting the Property; (ii) building, zoning and subdivision laws, ordinances, state and federal regulations affecting the Property; (iii) any matters shown on the Existing Survey (and/or any updated survey obtained by Purchaser) and/or that would be shown by an accurate survey of the Real Property; and (iv) liens for ad valorem taxes not yet due and payable.

1.56         “Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

1.57         “Personal Property” shall mean collectively the Tangible Personal Property and the Intangible Personal Property.

1.58         “Property” shall mean collectively the Real Property and Personal Property.

1.59         “Purchase Price” shall mean the amount of FOURTEEN MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($14,250,000.00) payable in the manner described in Section 2.2 hereof, which amount shall include the Inventory.

1.60         “Purchaser” shall have the meaning ascribed to such term in the Preamble.

1.61         “Purchaser Parties” shall mean Purchaser’s directors, officers, lenders, employees, agents, counsel, consultants or representatives.

1.62         “Purchaser’s Objections” shall have the meaning ascribed to such term in Section 2.4(e).

1.63         “Purchaser’s PIP” shall have the meaning ascribed to such term in Section 7.12.

1.64         “Real Property” shall mean the Land and the Improvements.

1.65         “REIT Audit” shall have the meaning ascribed to such term in Section 2.4(f).

1.66         “SEC” shall have the meaning ascribed to such term in Section 6.8.

1.67         “Second Earnest Money Deposit” shall have the meaning ascribed to such term in Section 2.3.

1.68         “Seller” shall have the meaning ascribed to such term in the Preamble.

1.69         “Seller’s Response” shall have the meaning ascribed to such term in Section 2.4(e).

1.70         “Seller’s Response Period” shall have the meaning ascribed to such term in Section 2.4(e).

1.71         “Study Period” shall mean the period ending at 5:00 p.m. on the date which is thirty (30) days following the Effective Date. Except as expressly noted herein to the contrary, times referred to in this Agreement shall mean the times as in effect, from time to time, in Austin, Texas.

1.72         “Survival Period” shall have the meaning ascribed to such term in Section 3.22

1.73         “Tangible Personal Property” shall mean the items of tangible personal property consisting of all furniture, fixtures, equipment, machinery, Inventory, all vehicles used in operation of Property and the Hotel and other tangible personal property of every kind and nature (which does not include cash-on-hand and petty cash) located at the Hotel and owned by Seller or leased by Seller pursuant to a Leased Property Agreement, including, without limitation, Seller’s interest as lessee with respect to any such leased Tangible Personal Property, but only to extent such leasehold interest is assignable without cost or penalty to Seller.

1.74         “Terrorism Executive Order” shall have the meaning ascribed to such term in Section 4.5.

1.75         “Title Commitment” shall have the meaning ascribed to such term in Section 2.4(e).

1.76         “Title Company” shall mean shall mean Moody National Title Company, L.P., 6363 Woodway Dr., Ste. 250, Houston, Texas 77057.

1.77         “Updated Survey” shall mean a current ALTA as-built survey of the Real Property, certified to Purchaser and the Underwriter by a land surveyor or professional engineer qualified in the jurisdiction in which the Real Property is located.

1.78         “Warranties and Guaranties” shall mean, to the extent assignable, all of Seller’s interest in any existing warranties and guaranties relating to the development, construction, ownership and operation of the Improvements, the Tangible Personal Property, the Hotel or any part thereof.

ARTICLE II

PURCHASE AND SALE; DEPOSIT; PAYMENT OF

PURCHASE PRICE; STUDY PERIOD

2.1           Purchase and Sale. The Seller agrees to sell the Property and Purchaser agrees to purchase the Property, free and clear of all liens and encumbrances, except for the Permitted Title Exceptions for the Purchase Price and in accordance with and subject to the other terms and conditions set forth herein.

PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE SPECIAL WARRANTY OF TITLE IN THE DEED TO BE DELIVERED BY SELLER AT CLOSING AND THE WARRANTIES AND REPRESENTATIONS SET FORTH IN ARTICLE III OF THIS AGREEMENT, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO: (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, INCLUDING, WITHOUT LIMITATION, THE ENDANGERED SPECIES ACT (“ESA”) AND ANY FEDERAL, STATE, AND/OR LOCAL LAWS AND/OR REGULATIONS DESIGNED TO IMPLEMENT OR RELATED TO THE ESA; (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF SUCH PROPERTY; OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. WITHOUT LIMITING THE FOREGOING, AND EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, SELLER DOES NOT AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY REGARDING THE PRESENCE OR ABSENCE OF ANY HAZARDOUS SUBSTANCES ON, UNDER OR ABOUT THE PROPERTY OR THE COMPLIANCE OR NONCOMPLIANCE OF THE PROPERTY WITH ANY LAWS REGARDING HAZARDOUS SUBSTANCES. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT BEING GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER WILL BE PURCHASING THE PROPERTY PURSUANT TO ITS INDEPENDENT EXAMINATION, STUDY, INSPECTION AND KNOWLEDGE OF THE PROPERTY, AND PURCHASER IS RELYING UPON ITS OWN DETERMINATION OF THE VALUE OF THE PROPERTY AND USES TO WHICH THE PROPERTY MAY BE PUT, AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE AND WILL NOT BE OBLIGATED TO MAKE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND SELLER MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION.

THE OCCURRENCE OF THE CLOSING SHALL CONSTITUTE AN ACKNOWLEDGMENT BY PURCHASER THAT THE PROPERTY WAS ACCEPTED WITHOUT REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (EXCEPT FOR THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE DEED AND SELLER’S REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III), AND OTHERWISE IN AN “AS IS”, “WHERE IS”, AND “WITH ALL FAULTS” CONDITION BASED SOLELY ON PURCHASER’S OWN INSPECTION AND SELLER’S REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III OF THIS AGREEMENT. THE ACKNOWLEDGMENTS AND AGREEMENTS OF PURCHASER SET FORTH IN THIS SECTION 2.1 SHALL SURVIVE THE CLOSING AND SHALL NOT BE MERGED THEREIN. THIS ENTIRE PARAGRAPH HAS BEEN THE SUBJECT OF NEGOTIATION BETWEEN THE PARTIES TO THIS AGREEMENT, AND THE TERMS CONTAINED IN THIS SECTION 2.1 HAVE BEEN BARGAINED FOR AND ARE A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT.

PURCHASER HEREBY KNOWINGLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS, BENEFITS AND REMEDIES UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT SET FORTH IN SUBCHAPTER E OF CHAPTER 17 OF THE TEXAS BUSINESS AND COMMERCE CODE WITH RESPECT TO ANY MATTERS PERTAINING TO THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED HEREBY. IN CONNECTION WITH THE WAIVER SET FORTH IN THIS PARAGRAPH, PURCHASER STATES, ADOPTS, ACKNOWLEDGES, AND REPRESENTS THE FOLLOWING: PURCHASER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., TEXAS BUSINESS AND COMMERCE CODE. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, PURCHASER VOLUNTARILY CONSENTS TO THIS WAIVER.

2.2           Payment of Purchase Price. Purchaser shall pay the Purchase Price, as adjusted in the manner specified in Article VII and as set forth below, to the Seller (or other party designated by the Seller) at Closing by making a wire transfer of immediately available federal funds to the account of the Seller (or other party designated by the Seller). Such wire transfer shall be sent by Purchaser to the Title Company for the account of the Seller on the Closing Date.

2.3           Earnest Money. Within one (1) business day following the Effective Date, Purchaser will deliver to the Escrow Agent the sum of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) (the “First Earnest Money Deposit”). Within one (1) business day following the expiration of the Study Period, assuming Purchaser has not previously elected to terminate this Agreement, Purchaser shall deliver to the Escrow Agent the additional sum of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) (the “Second Earnest Money Deposit”) (the First Earnest Money Deposit and the Second Earnest Money Deposit, if any, and all interest earned thereon are hereinafter collectively referred to as the “Earnest Money”). The Earnest Money shall be invested by the Escrow Agent in short term interest bearing accounts at banks or other financial institutions, which accounts must be insured by the Federal Deposit Insurance Corporation. All interest earned on such deposits shall belong to the party (as between the Seller and Purchaser) who is entitled to receive the Earnest Money under the applicable provisions of this Agreement. In the event the transactions contemplated herein are not closed in accordance with the provisions hereof, the Earnest Money shall be disbursed to either the Seller or Purchaser as provided in this Agreement. Upon the expiration of the Study Period, the Earnest Money will automatically be at-risk and non-refundable to Purchaser, except as otherwise set forth in this Agreement.

2.4           Due Diligence.

(a)            Purchaser shall have the right, until 5:00 p.m. the last day of the Study Period, and thereafter if Purchaser does not notify the Seller in writing prior to the expiration of the Study Period that Purchaser has elected to terminate this Agreement, to enter upon the Real Property upon not less than one (1) full business day’s prior notice to the Seller, and to perform at Purchaser’s expense and subject to terms and conditions set forth in Section 2.4(d) below, such non-invasive due diligence investigations as Purchaser may deem appropriate. If prior to the expiration of the Study Period, Purchaser provides written notice to the Seller and Escrow Agent that it has determined in its sole, absolute and unreviewable discretion, to terminate the Agreement for any reason or no reason whatsoever, this Agreement shall automatically terminate, the Earnest Money shall be returned to Purchaser and the Seller and Purchaser shall be released from all further liability or obligation hereunder except those which expressly survive a termination of this Agreement. In the event of such termination, the Earnest Money, less the Independent Contract Consideration, shall be refunded by the Escrow Agent to Purchaser without any further notice to Escrow Agent.

(b)           Seller shall, on or before 5:00 p.m. on the date which is five (5) business days following the Effective Date, shall provide the items identified in Exhibit “B” (collectively, the “Submission Matters”) to Purchaser to the extent such items are in Seller’s possession or immediate control. Seller, at its sole discretion, may provide the Submission Matters to Purchaser by any combination of the following methods: delivering copies of the Submission Matters to Purchaser, posting the Submission Matters in an online “war room” and/or making the Submission Matters available for Seller’s review at the Hotel. In addition, at all times prior to the Closing, Seller, at no cost to Seller, shall also provide to Purchaser, within two (2) business days of Purchaser’s written request thereof, such other documents and information as Purchaser or Purchaser’s lender may from time to time reasonably request which are in Seller’s or the Manager’s possession or control. During the Study Period, upon one (1) business day prior notice and upon conditions reasonably established by the Seller, the Seller shall also make available at the Hotel to the Purchaser, and the Purchaser’s agents, auditors, engineers, attorneys, consultants, and potential lessees, partners and lenders (collectively, the “Purchaser Parties”), for inspections and/or copying at the Purchaser’s expense, the Seller’s and the Manager’s books, records, and correspondence specifically relating to the Property which are in the Seller’s or the Manager’s possession at the Hotel, excluding any correspondence or materials subject to the attorney-client privilege or which the Seller is contractually or legally not permitted to disclose (as to which Seller shall give notice to Purchaser of same).

(c)            If for any reason whatsoever Purchaser does not purchase the Property, Purchaser, at no cost to Seller, shall promptly do the following: (i) deliver to the Seller copies of any and all third-party studies, reports, surveys and other information, data and/or documents relating to the Property or any part thereof prepared at the request of Purchaser, its employees and agents; and (ii) deliver to the Seller or destroy copies of the Submission Matters delivered to or copied by Purchaser or Purchaser Parties; provided, however, that Purchaser shall not be obligated to deliver to the Seller any materials of a proprietary nature (such as, for the purposes of example only, any financial forecast or market repositioning plans) prepared for Purchaser or Purchaser Parties in connection with the Property. Seller acknowledges that any materials delivered to the Seller pursuant to the provisions of clause (i) or (ii) shall be without cost to Purchaser and without warranty, representation or recourse whatsoever other than that such materials have been fully paid for and may be delivered to the Seller. The terms of this Section 2.4(c) shall survive the termination of this Agreement.

(d)           Purchaser shall indemnify, hold harmless and defend the Seller against any loss, damage, liability or claim for personal injury or property damage and any other loss, damage, liability, claim or lien to the extent arising from the acts upon the Real Property by Purchaser or Purchaser Parties or any agents, contractors or employees of Purchaser or Purchaser Parties, except for the discovery of existing conditions of the Real Property. Purchaser understands and accepts that any on-site inspections of the Property shall occur at reasonable times agreed upon by the Seller and Purchaser after not less than one (1) business day prior notice to the Seller and shall be conducted so as not to interfere unreasonably with the operation of the Property and the use of the Property by the tenants and the guests of the Hotel. The Seller shall have the right to have a representative present during any such inspections. If Purchaser desires to do any invasive testing at the Property, Purchaser shall do so only after notifying Seller and subject to reasonable terms and conditions as may be proposed by the Seller. For avoidance of doubt, Purchaser may conduct or perform a so-called “phase I” environmental site assessment of the Property, but may not conduct or perform any so-called “phase II” environmental site assessment of the Property or other invasive testing, including, without limitation, ground water sampling or installation and sampling of ground water monitoring wells, without the prior written consent of Seller, which Seller may withhold in its sole discretion. In the event Purchaser obtains a “phase I” environmental site assessment of the Property which recommends a “phase II” environmental site assessment of the Property which Seller disapproves, Seller shall reimburse Purchaser for its reasonable aggregate out-of-pocket expenses in connection with the proposed purchase of the Property (not to exceed the sum of Twenty-Five Thousand Dollars ($25,000.00)).

Purchaser shall not permit any liens to attach to the Property by reason of such inspections. Purchaser shall (i) restore the Property, at its own expense, to substantially the same condition which existed prior to any inspections or other activities of Purchaser thereon; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any work for Purchaser or Purchaser Parties on or related to the Property. The provisions of this Section 2.4(d) shall survive any termination of this Agreement and a closing of the transaction contemplated hereby.

(e)           Within ten (10) days after the Effective Date, the Seller shall cause the Title Company to furnish to the Purchaser and Seller, a title insurance commitment bearing an effective date not earlier than thirty (30) days prior to the Effective Date issued by the Title Company as agent for the Underwriter covering the Real Property, binding the Title Company and Underwriter to issue the Owner’s Title Policy together with legible copies (to the extent such legible copies are available) of all documents identified in such title insurance commitment as exceptions to title (collectively, the “Title Commitment”) with respect to the state of title to the Property and a copy (by PDF file) of Seller’s existing survey of the Real Property prepared by Roy D. Smith, Registered Professional Surveyor No. 4094 in Seller’s possession (the “Existing Survey”). Purchaser, at its sole cost and expense, may cause a surveyor licensed to practice in the state of Texas to furnish to Purchaser and Seller with the Updated Survey. On or before the date that is ten (10) days prior to the expiration of the Study Period, Purchaser shall notify the Seller in writing of any matters identified in the Title Commitment and/or Existing Survey (or the Updated Survey if Purchaser has elected obtain it) that the Purchaser is unwilling to accept (including any defect or failure of the Title Commitment to comply with requirements of this Section 2.4(e)) (collectively, the “Purchaser’s Objections”). Notwithstanding anything herein to the contrary, the Seller shall be obligated to pay and discharge any encumbrances or obligations arising from delinquent taxes, mortgages, deeds of trust, security agreements, mechanics’ liens or other similar liens or charges which were created, consented to, or expressly assumed by Seller, including without limitation any loans, bonds or due and payable obligations to municipal or other governmental bodies (collectively, “Monetary Title Encumbrances”). No Monetary Title Encumbrances shall be considered to be a Permitted Title Exception. For such purposes, the Seller may use all or a portion of the Purchase Price to pay or discharge any such Monetary Title Encumbrances at the Closing. The Seller may notify Purchaser within five (5) days after receipt of Purchaser’s Objections (the “Seller’s Response Period”) whether the Seller, in its sole discretion, agrees to cure any of such Purchaser’s Objections, (the “Seller’s Response”). If the Seller agrees in the Seller’s Response Period to cure any of such Purchaser’s Objections, the Seller shall use good faith efforts (without the obligation to expend any money or incur any liability) to cure such Purchaser’s Objections which the Seller has agreed to attempt to cure on or before the Closing. If the Seller does not provide the Seller’s Response to the Purchaser within the Seller’s Response Period, the Seller shall be deemed to have elected not to cure Purchaser’s Objections. If (i) Seller elects to not cure or is deemed to have elected not to cure any Purchaser’s Objections, within five (5) days after receipt of Seller’s Response (or, after the expiration of Seller’s Response Period in the event no Seller’s Response is delivered), or (ii) in the event Seller agrees in the Seller’s Response Period to cure any of such Purchaser’s Objections, but fails to do so on or before the Closing, Purchaser shall, in its sole and absolute discretion and as its sole and exclusive remedy, elect (1) to waive such Purchaser’s Objections without any abatement in the Purchase Price and proceed to close or (2) to terminate this Agreement in which case the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement. In the event Purchaser does not timely provide to the Seller notice of Purchaser’s election in response to Seller’s Response, Purchaser shall be deemed to have elected clause (1) of the preceding sentence. In the event of Purchaser’s termination or deemed termination pursuant to this Section 2.4(e), the Earnest Money, less the Independent Contract Consideration, shall be refunded by the Escrow Agent to Purchaser without any further notice to Escrow Agent and despite any objection or potential objection by Seller.

If an updated Title Commitment shows a recorded exception matter not previously disclosed to Purchaser and such matter (i) was filed of record after the effective date of the prior Title Commitment and (ii) is reasonably anticipated to materially and detrimentally affect the marketability of title to the Property, then Purchaser may object to such new matter using the same procedures as provided in the immediately preceding paragraph and Seller and Purchaser will retain the same options and rights as set forth above with respect to such new matter, including, without limitation, with respect to Purchaser’s sole and exclusive remedy if Seller elects (or is deemed to have elected) not cure or fails to cure any such new matter to which Purchaser has properly objected.

(f)            At Purchaser’s sole cost and expense, Purchaser’s auditor may conduct an audit as required of Purchaser pursuant to Rule 3-05 of Securities and Exchange Commission Regulation S-X (the “3-05 Audit”) of the financial statements of the Property for the three (3) complete fiscal years immediately preceding the Closing Date and the stub period through the Closing Date (the “Covered Audit Period”), and Seller shall reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such 3-05 Audit. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit the financial statements of the Property, at Purchaser’s expense and, upon Purchaser’s prior written request, Seller shall allow Purchaser’s auditors reasonable access to such books and records maintained by Seller in respect to the Property and pertaining to the Covered Audit Period as necessary to conduct such 3-05 Audit, and (ii) Seller shall use reasonable efforts to provide to Purchaser such existing financial information as may be reasonably required by Purchaser and required for Purchaser’s auditors to conduct such 3-05 Audit; provided, however, that the ongoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession or control of Seller, the Seller’s accountants or Manager, at no cost to any of such parties, and in the format that Seller or its accountants or Manager have maintained such information. Notwithstanding anything contained in this paragraph to the contrary, in no event shall Seller or any of Seller’s Affiliates be obligated to disclose any confidential or non-public financial information with respect to any of Seller’s Affiliates or any property of any such Seller’s Affiliate. This provision shall survive Closing.

(g)           Within fourteen (14) days of the Effective Date, Purchaser must submit an application to Licensor for the approval of the assignment of the License Agreement to Purchaser and/or the issuance of a new license agreement covering the Hotel. During the Study Period and thereafter if Purchaser has not terminated this Agreement pursuant this Section 2.4, Purchaser must use commercially reasonable efforts to obtain Licensor’s approval prior to the Closing Date of the application(s) described in the immediately preceding sentence.

ARTICLE III

SELLER’S REPRESENTATIONS AND WARRANTIES

                In order to induce Purchaser to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefor, Seller hereby makes the representations and warranties set forth below. Each such representation shall be materially true and correct on the Effective Date and shall be materially true and correct on the Closing Date.

3.1           Organization and Power. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of Texas and has all requisite power and authority to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of the Seller hereunder.

3.2           Authorization and Execution. This Agreement (and all documents contemplated hereby) has been duly authorized by all necessary action on the part of the Seller, has been duly executed and delivered by the Seller, constitutes the valid and binding agreement of the Seller and is enforceable against the Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies. The Person executing this Agreement on behalf of the Seller, for and on behalf of the Seller, has the authority to do so.

3.3           Non-contravention. Subject to any consent to the assignment of any particular Hotel Agreement required by the terms thereof or by Applicable Laws, to Seller’s Knowledge the execution and delivery of, and the performance by the Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under, any provision of any Applicable Law or regulation, the Seller’s organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller or to which the Property is subject, or result in the creation of any lien or other encumbrance on any asset of the Seller.

3.4           Litigation. To Seller’s Knowledge, there are no actions, suits, arbitrations, governmental investigations or other proceedings pending or threatened against Seller or affecting the Property before any court or governmental authority, an adverse determination of which would be reasonably expected to materially and adversely affect (a) the financial condition or operations of Seller or the Hotel, (b) Seller’s ability to enter into or perform this Agreement or (c) Seller’s title to the Property.

3.5           Seller Is Not a “Foreign Person”. Seller is not a “foreign person” or a “disregarded entity” within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., the Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue code and regulations promulgated thereunder).

3.6           Labor and Employment Matters. There are no employees of the Hotel other than those employees who are employed by Manager with respect to the Hotel (collectively, the “Hotel Employees”). There are no agreements to which Seller is a party relating to any labor or collective bargaining agreement affecting the Hotel. There are no pension plans of any type with respect to which Seller or the Property has an obligation. Neither Seller nor Manager has received any written notice from any labor union or group of employees that such union or group represents or believes or claims it represents or intends to represent any of the employees of Seller or Manager at the Hotel nor has it received any notice of any claim of unfair labor practices. Seller and Manager have and shall maintain through the Closing Date a level of employment at the Hotel that is sufficient for the normal business operations of the Hotel at standards required by the License Agreement. To Seller’s Knowledge the Closing of the transaction contemplated by this Agreement will not constitute or result in a violation of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or of any state or local statutes regulating investments of and fiduciary obligations with respect to governmental plans (as defined in Section 3(32) of ERISA).

3.7           Insurance. To Seller’s Knowledge all insurance policies held with respect to the Property by Seller are valid and in full force and effect.

3.8           No Special Taxes. Except as disclosed by the Permitted Title Exceptions or due diligence materials delivered or otherwise made available by Seller, Seller has no Knowledge of, nor has it received any notice of, any special taxes or assessments relating to the Property or any part thereof or any planned public improvements that may result in a special tax or assessment against the Property.

3.9           Right to Purchase. Seller has not granted to any Person other than Purchaser any right to purchase the Property or any portion thereof or interest therein.

3.10         Condemnation. To Seller’s Knowledge, there are no pending or threatened condemnation or similar proceedings affecting the Property.

3.11         Title. To Seller’s Knowledge, Seller has good and indefeasible fee simple title to the Real Property.

3.12         Hotel. All Hotel Agreements are listed on Schedule 3.12 attached hereto. Seller has made or will make available to Purchaser true and complete copies of all such Hotel Agreements. To Seller’s Knowledge all such Hotel Agreements are in full force and effect, and neither Seller, nor Manager have given or received any notices of default.

3.13         Management and Franchise Agreements. There are no existing management contracts or franchise (or other similar) agreements relating to the Property other than the Management Agreement and the License Agreement.

3.14         Permits. To Seller’s Knowledge, all licenses, certificates of occupancy, permits and approvals required to be issued by any governmental authority or any third party and used in or necessary to the operation of the Hotel as a fully functioning select service hotel (the “Permits”) have been obtained and are in full force and effect. Each such Permit is listed on Schedule 3.14 attached hereto, and Seller has made or will make available to Purchaser true and complete copies of each such Permit. Neither Seller nor Manager has received a written notice from any applicable governmental authority (a) of any violation, default, intended or threatened non-renewal, suspension or revocation of any of the Permits, the loss of which would have a material adverse effect on the present use and occupancy of the Hotel or (b) that such party is lacking any permits or licenses necessary for the present use and occupancy of the Hotel.

3.15         Environmental Matters. Except as disclosed in the environmental reports (and all modifications thereto) listed on Exhibit B, neither Seller nor Manager has received any written notice from any governmental or regulatory authority of the presence or release of any substance that is regulated under any Environmental Laws as a pollutant, contaminant or toxic, radioactive or otherwise hazardous substance, including petroleum, its derivatives or by-products and other hydrocarbons (collectively and individually, “Hazardous Substances”) that would cause the Hotel to be in violation of any applicable Environmental Laws and that remains uncured, nor has Seller received written notice from any applicable governmental or regulatory authority or has any Knowledge that the Hotel is not in compliance with applicable Environmental Laws. Except as otherwise disclosed in such environmental reports, to Seller’s Knowledge (i) there are no Hazardous Substances located at, on or under the Hotel, except for small quantities of such materials which are ordinarily used in connection the operation of the Hotel, including, without limitation commonly used cleaning supplies, and (ii) no Hazardous Substances have leaked, escaped or been discharged, emitted or otherwise released from the Land underlying the Hotel onto any adjoining properties or from any adjoining property onto the Property.

3.16         Financial Information. Attached as Schedule 3.16 is a schedule of (a) all of the financial statements of the Seller for each of the last four complete fiscal years of the Seller, and (b) balance sheets and operating statements for the Hotel for the fiscal periods ending December 31, 2011, 2012, 2013, 2014, a true and complete copy of each of which has been delivered to Purchaser. All of the information contained in the financial statements and the balance sheets and operating statements has been prepared in accordance with generally accepted accounting principles applied consistently with past practices, fairly presents the financial position of the Seller and the Hotel at the end of the period covered and the results of the operations thereof for each such period, and there has been no material adverse change in the financial condition, operations, results of operations or business of the Hotel since December 31, 2011.

3.17         Compliance with Applicable Law. Neither Seller nor Manager has received any written notice from any governmental authority of any violations of Applicable Laws with respect to the Hotel.

3.18         Taxes. To Seller’s Knowledge, Seller has duly and timely filed all federal, state and local tax returns required to be filed by it, and all such returns are true, complete and correct. To Seller’s Knowledge, Seller has duly and timely paid all taxes and any interest and penalties thereon (including, without limitation, transient occupancy (bed) taxes), assessments and other governmental charges affecting the Property or required to be paid or collected by Seller in the operation of the Property which have been incurred or are due and payable (except real property taxes). Neither Seller nor Manager has received any written notice from any tax assessor of any proposed increase in real estate taxes with respect to the Hotel.

3.19         Hotel Improvements. To Seller’s Knowledge, Licensor has not identified or requested any repairs, improvements or alterations other than those disclosed by the Existing PIPS.

3.20         Possession. Seller has not granted to any party any license, lease, or other right relating to the use or possession of the Hotel or any part thereof, except tenants under the Occupancy Agreements and guests in the ordinary course of business.

3.21         Municipal Assessment/Notices. To Seller’s Knowledge, there are no outstanding unpaid municipal assessment notices against the Property.

3.22         Bankruptcy. None of the parties constituting Seller is insolvent within the meaning of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and has not ceased to pay its debts as they become due. None of the parties constituting Seller has filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts; and no such petition, case or proceeding has been filed against it which has not been dismissed, vacated or stayed on appeal; and none has been adjudicated as a bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency. None has sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, or has made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and no tax lien or other governmental or similar lien has been filed, against it or a material part of its properties, which has not been duly and fully discharged prior to the Effective Date.

3.23         [Left Blank Intentionally.]

3.24         Submission Matters. To Seller’s Knowledge, all information given by Seller to Purchaser in this Agreement or in connection with the transactions contemplated hereunder shall be true and accurate in every material respect as of the date prepared. To Seller’s knowledge, Seller has not failed to disclose any fact to Purchaser necessary to make the representation and warranties contained herein not misleading.

3.25         Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Article III hereof shall survive Closing for a period of one (1) year from the Closing Date (the “Survival Period”). No claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was disclosed in writing to Purchaser and/or actually known by Purchaser prior to Closing. Without limiting the foregoing, Seller shall have no liability for a breach of any representation or warranty unless (a) the valid claims for all such breaches collectively aggregate more than $25,000, in which event the full amount of such valid claims shall be actionable, up to the Cap (as defined in this Section), and (b) written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller and an action shall have been commenced by Purchaser against Seller prior to the expiration of the Survival Period. As used herein, the term “Cap” shall mean a total aggregate amount of $500,000, including attorneys’ fees. If Applicable Laws do not permit any specific time limitation provided for in this Section 3.25, then the parties agree alternatively that the applicable time limitation period applicable under this Section is instead deemed to be the longer period that is the shortest period that Applicable Laws permit the parties to this Agreement to bind themselves to by mutual written agreement.

In the event Seller or Purchaser discovers a breach of or untruth, inaccuracy, or failure in any Seller’s representations or warranties set forth in Article III that will have a Material Adverse Effect (hereinafter collectively referred to as a “Breach”) and such Breach is discovered after the Study Period but before Closing, then the discovering party shall notify the other in writing of the Breach, and Seller may elect, but shall not be required, to attempt to correct such Breach by the Closing Date. If the Breach is not cured prior to the Closing Date, then the Purchaser shall, as its sole and exclusive remedy, either (a) terminate this Agreement and the Earnest Money (less the Independent Consideration in the case of Purchaser’s termination) shall be delivered to Purchaser, or (b) waive such breach and proceed to Closing.

As used in this Agreement, a “Material Adverse Effect” shall mean a material liquidated monetary claim, material offset right or aggregate damages resulting from the untruth, inaccuracy or incorrectness of Seller’s representations and warranties in Article III hereof, in each case in excess of $50,000, which Purchaser had no knowledge prior to the expiration of the Study Period and for which Seller is unwilling or unable to give Purchaser a credit in cash at Closing.

In no event shall Seller’s Representatives have any personal liability to Purchaser for the breach or inaccuracy of any representation or warranty or for the non-performance of any covenant contained in this Agreement.

The provisions of this Section 3.25 shall survive Closing.

ARTICLE IV

PURCHASER’S REPRESENTATIONS AND WARRANTIES

In order to induce the Seller to enter into this Agreement and to sell the Property, Purchaser hereby makes the following representations and warranties, each of which is made to Purchaser’s knowledge:

4.1           Organization and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite power and authority to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Purchaser hereunder.

4.2           Authorization and Execution. This Agreement has been (or will, with respect to transactions occurring after the expiration of the Study Period, prior to the expiration of the Study Period, be) duly authorized by all necessary action on the part of Purchaser, has been duly executed and delivered by Purchaser, constitutes the valid and binding agreement of Purchaser and is enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies. The Person executing this Agreement on behalf of Purchaser has the authority to do so.

4.3           Non-contravention. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, Purchaser’s organizational documents, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any lien or other encumbrance on any asset of Purchaser.

4.4           Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting Purchaser in any court or before any arbitrator or before any Governmental Authority which would materially and adversely affect the ability of Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

4.5           OFAC. Purchaser represents and warrants to Seller that neither Purchaser nor any affiliate of Purchaser is subject to sanctions of the United States government or in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the “Terrorism Executive Order”) or is similarly designated under any related enabling legislation or any other similar Executive Orders (collectively with the Terrorism Executive Order, the “Executive Orders”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”), any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

ARTICLE V

CONDITIONS PRECEDENT

5.1           As to Purchaser’s Obligations. Purchaser’s obligations hereunder are subject to the timely satisfaction of the following conditions precedent on or before the Closing Date or such earlier date as is set forth below.

(a)           Seller’s Deliveries. The Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents required of the Seller pursuant to Sections 7.2 and 7.4 hereof.

(b)           Representations, Warranties and Covenants; Obligations of the Seller; Certificate. All of the Seller’s representations and warranties made in this Agreement, shall be true and correct in all material respects as of the Effective Date and as of the Closing Date such that no Material Adverse Effect shall have occurred, except that any such representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects only as of the specified date or as limited by the specified date; and the Seller shall have performed in all material respects all of its covenants and other obligations under this Agreement. Further, a duly authorized officer of the Seller shall have executed at Closing a “bring down certificate” with respect to the afresaid representations and warranties in the form attached hereto as Exhibit K.

(c)           Title. Underwriter shall have authorized the Title Company to issue and deliver Owner’s Title Policy to Purchaser (subject to collection of the premiums therefor).

(d)           License Agreement. Purchaser shall not have received written notice from Licensor that Licensor intends neither (i) to permit a renewal of the License Agreement for a term of at least ten (10) years, nor (ii) to enter into a new license agreement covering the Hotel for a term of at least ten (10) years, in each case, (x) due to the opening or planned opening of another hotel franchised by Licensor in the same market as the Hotel, and (y) regardless of the owner or operator of the Hotel.

(e)           Litigation. Except for matters Seller has disclosed to Purchaser, there shall be no actions, suits, arbitrations, governmental investigations or other proceedings pending or, to Seller’s Knowledge, threatened against Seller or affecting the Property before any court or governmental authority, an adverse determination of which might reasonably be expected to have a Material Adverse Effect on (a) the financial condition or operations of Seller or the Hotel, (b) Seller’s ability to enter into or perform this Agreement, or (c) Seller’s title to the Property.

(f)            Management Agreement. Prior to the Closing Date, Seller shall have terminated the Management Agreement effective as of the Closing.

Each of the conditions contained in this Section 5.1 are intended for the benefit of the Purchaser and may be waived in whole or in part, by the Purchaser.

If the conditions precedent set forth above are neither satisfied nor waived by Purchaser by the Closing Date, Seller may elect, in its sole discretion, to extend the Closing Date for period of up to five (5) business days to allow additional time for the parties to use commercially reasonable efforts to satisfy such conditions precedent. If the conditions precedent set forth above are neither satisfied nor waived by Purchaser by the Closing Date or the extended Closing Date if Seller exercises the 5 business-day extension described in the immediately preceding sentence, as the case may be, and provided that Purchaser is not in default of its obligations under this Agreement, then Purchaser shall, as its sole and exclusive remedy, terminate this Agreement, obtain a refund of the Earnest Money (less the Independent Contract Consideration) and Seller and Purchaser shall be released from all further liability or obligation hereunder except those which expressly survive the termination of this Agreement; provided however that if Seller is in default hereof at the time of such termination, Section 9.1 shall additionally apply.

5.2           As to the Seller’s Obligations. Subject to the provisions of Section 9.2, the Seller’s obligations hereunder are subject to the satisfaction of the following conditions precedent:

(a)           Purchaser’s Deliveries. Purchaser shall have delivered to or for the benefit of the Seller, on or before the Closing Date, all of the documents and payments required of the Purchaser pursuant to Sections 7.3 and 7.4 hereof.

(b)          Representations, Warranties and Covenants; Obligations of Purchaser; Certificate. All of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made; and Purchaser shall have performed in all material respects all of its covenants and other obligations under this Agreement. Further, a duly authorized officer of Purchaser shall have executed at Closing a “bring down certificate” with respect to the aforesaid representations and warranties.

Each of the conditions contained in this Section 5.2 are intended for the benefit of Seller and may be waived in whole or in part, by Seller.

ARTICLE VI

PRE-CLOSING (AND CERTAIN POST CLOSING)

COVENANTS OF SELLER AND PURCHASER

6.1           Operating Agreements/Occupancy Agreements/Leased Property Agreements/Off-Site Facility Agreements. Purchaser will advise Seller in writing within twenty (20) days after the Effective Date as to which Hotel Agreements Purchaser will assume and which Hotel Agreements Purchaser requires be terminated at Closing; provided, however, that Seller will have no obligation to terminate and Purchaser must assume at Closing any of the Hotel Agreements that may not be terminated without penalty. Upon the expiration of the Study Period and Purchaser’s deposit of the Second Earnest Money, Seller shall, at Seller’s cost, terminate, as of the Closing Date, all Hotel Agreements with respect to the Property which Purchaser does not expressly agree to assume and may be terminated by Seller without penalty. Seller shall, at Seller’s cost, terminate, as of the Closing Date, all existing management agreements with respect to the Property. Seller shall not enter into any new agreement affecting the Property that Seller or its assignee may not freely terminate upon thirty (30) days’ notice or less without penalty, or modify any existing agreement affecting the Property (but may terminate any Service Contract that is in default), which will be binding on the Property after Closing, without first obtaining Purchaser’s approval of the proposed action, which approval or disapproval shall be in Purchaser’s sole discretion. Should Purchaser fail to notify Seller in writing of any objections to a new agreement within five (5) business days after receipt of Seller’s written request for approval, then Purchaser shall be deemed to have approved such new agreement.

6.2           Warranties. The Seller shall not, before or after Closing, release or modify any Warranties and Guaranties, if any, except with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

6.3           Insurance. The Seller shall pay, all premiums on, and shall not cancel or voluntarily allow to expire, any of the Seller’s Insurance Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.

6.4           Operation of Property Prior to Closing. The Seller covenants and agrees with the Purchaser that, to the extent it is legally entitled to do so, between the date of this Agreement and the date of Closing:

(a)           Subject to the restrictions contained herein, the Seller shall instruct the Manager to operate and maintain the Property in substantially the same manner in which it operated and maintained the Property prior to the execution of this Agreement. Seller shall cause the Property to be maintained in its present order and condition, normal wear and tear and damage caused by casualty excepted, so that the Property shall, except for normal wear and tear, be in substantially the same condition on the Closing Date as on the Effective Date.

(b)           The Seller shall instruct the Manager to maintain its books of account and records in the usual, regular and ordinary manner, in accordance with accounting principles and applied on a basis, both consistent with that used in keeping its books in prior years.

(c)           The Seller shall instruct the Manager to pay (subject to legal rights of appeal and protest) prior to delinquency all ad valorem, occupancy and sales taxes due and payable with respect to the Property or the operation of the Hotel.

(d)          The Seller shall instruct the Manager to continue to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as it did prior to the execution of this Agreement; and all advance room bookings and reservations and all meetings and function bookings shall be booked at rates, prices and charges charged by the Seller for such purposes in the ordinary course of business consistent with past practices. The Seller acknowledges that the Purchase Price includes the transfer of Advance Bookings.

(e)           The Seller shall not enter into any employment agreements with any Hotel employee which would be binding on the Purchaser with respect to the Property.

(f)            The Seller shall promptly advise the Purchaser of any litigation, arbitration or administrative hearing concerning the Property of which the Seller has received written notice.

(g)           The Seller shall instruct the Manager to refrain from removing or causing or permitting to be removed any material part or portion of the Real Property or the Tangible Personal Property owned by the Seller other that in the normal course of business without the prior written consent of the Purchaser, unless the same is replaced, prior to Closing, with similar items of at least equal suitability, quality and value, free and clear of any liens or security interests.

(h)           The Seller shall cause Manager to keep the Inventory adequately stocked, consistent with the standards for hotel properties of similar size, quality and location as the Hotel and as otherwise set forth in the License Agreement, as if the sale of the Hotel were not to occur.

6.5           Termination of Employees; WARN Act. On the Closing Date the employment of all Employees shall be terminated. With respect to such terminations, Purchaser shall rehire and not terminate a sufficient number of Hotel Employees, and on such terms and conditions, so as to prevent the application of the Worker Adjustment and Retraining Notification Act or any similar local requirement (“WARN Act”). Seller and Purchaser shall comply with all Applicable Laws in connection with such terminations and rehiring. For purposes of WARN Act liability, the Closing Date is considered to be the “effective date of sale”. The provisions of this Section 6.5 shall survive the Closing.

6.6           Employee Claims. Purchaser shall hold harmless, indemnify and defend Seller and Manager and their affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Seller or Manager or any affiliate thereof with respect to claims, causes of action, judgments, damages, penalties and liabilities asserted by Hotel Employees to the extent arising out of or related to any act, failure to act, any transaction or any facts or circumstances (i) occurring on or after the Closing Date, or (ii) undertaken or caused by Purchaser in connection with Closing, including, without limitation (A) the termination of such Hotel Employees; (B) any and all liability under the WARN Act or similar local requirement, including, without limitation, any and all liability caused by the failure of Purchaser to rehire a sufficient number of Hotel Employees or the termination of such employees as provided in Section 6.5; (C) any alleged discrimination, breach of contract or other wrongful termination; (D) any alleged right to workers’ compensation benefits, unemployment compensation or statutory or contractual severance; and (E) to the extent credited to Purchaser at Closing, all costs and expenses associated with salary, wages, bonuses, profit sharing, pension, health and welfare benefits, employee severance payments and other compensation and fringe benefits that are earned but unpaid as of the Closing Date and which are assumed by Purchaser at the Closing and sick leave and vacation pay accrued or earned all of which shall be assumed by Purchaser as provided in Section 7.6 hereof, all of which, to the extent credited, Purchaser agrees to honor. The provisions of this Section 6.6 shall survive the Closing.

6.7           Reasonable Inspection After Closing.

(a)           After Closing, the Seller shall and shall cause Manager to afford the Purchaser and its agents reasonable access to their books of account, financial and other records, information, employees and auditors to the extent such items and contact with such persons relate solely to the Property and to the extent necessary in connection with any audit or any other reasonable business purpose relating to the Property (other than litigation or investigation of any claim or action against the Seller or the Manager), including, but not limited to a 3-05 Audit or any other audit which may be required by the Securities Exchange Commission; provided that: (i) any such access by the Purchaser or its agents shall not unreasonably interfere with the conduct of the Seller’s or the Manager’s business; and (ii) Purchaser or its agents shall keep the information contained in such records confidential; provided, however, that any such information compiled in a report and distributed in accordance with Securities and Exchange Commission Regulation S-X and Rule 3-05 and/or Rule 3-14 shall not be prohibited.

(b)           After Closing, the Purchaser shall afford the Seller and the Manager and their agents reasonable access to its books of account, financial and other records, information, employees and auditors to the extent such items and contact with such persons relate solely to the Property prior to the Closing and to the extent necessary in connection with any audit or any other reasonable business purpose relating to the Property (other than litigation or investigation of any claim or action against the Purchaser); provided that (i) any such access by the Seller, the Manager or their agents shall not unreasonably interfere with the conduct of the Purchaser’s business; and (ii) the Seller, Manager or their agents shall keep the information contained in such records confidential. The provisions of this Section 6.7 (a) and (b) shall survive the Closing.

6.8           Condition of Property. Except as otherwise provided herein, the Seller shall not, after the date of this Agreement, sell, mortgage, encumber, hypothecate or otherwise transfer or dispose of the Property or any interest therein, or subject the Property to any, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes without the Purchaser’s prior written consent, which consent shall be given or withheld in Purchaser’s sole discretion.

6.9           Access to Financial Information. Purchaser’s representatives shall have access to, and the Seller shall and cause Manager to provide cooperation reasonably requested by Purchaser and furnish upon request, all financial and other information relating to the Property to the extent reasonably necessary to enable Purchaser’s representatives to complete the REIT Audit and prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Purchaser or its affiliates, whether before or after Closing and regardless of whether such information is included in the records to be transferred to Purchaser hereunder. Seller shall also provide to Purchaser’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property. Seller shall maintain its records for use under this Section for a period of not less than one (1) year after the Closing Date. Purchaser shall promptly reimburse Seller and/or Purchaser for the reasonable costs incurred by Seller and/or Manager in connection with this Section 6.9. The provisions of this Section shall survive Closing or termination of this Agreement.

ARTICLE VII

CLOSING

7.1           Closing. The Closing shall occur on the Closing Date. As more particularly described below, at the Closing the parties hereto will (a) execute or cause to be executed (and acknowledged where appropriate) all of the documents required to be delivered in connection with the transactions contemplated hereby (the “Closing Documents”), (b) deliver or cause to be delivered the same to the Title Company, and (c) take or cause to be taken all other action required to be taken in respect of the transactions contemplated hereby. The Closing will occur through escrow, at the Title Company, or at any such other place as the Seller and Purchaser may mutually agree. At the Closing, Purchaser shall deliver the balance of the Purchase Price to the Title Company as provided herein (and the Earnest Money shall be disbursed by Escrow Agent to Title Company) on the Closing Date. As provided herein, the parties hereto will agree upon adjustments and prorations to certain items which cannot be exactly determined at the Closing and will make the appropriate adjustments with respect thereto. Possession of the Property shall be delivered to Purchaser at the Closing, subject to Permitted Title Exceptions and guests in possession.

7.2           Seller’s Deliveries. At the Closing, the Seller shall deliver (or cause to be delivered) to the Title Company all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn, on behalf of the Seller, and shall be dated to be effective as of the Closing Date:

(a)           The Deed.

(b)           The Bill of Sale and General Assignment.

(c)           The Assignment and Assumption Agreement.

(d)           Certificate(s)/Registration of Title for any vehicle owned by the Seller and used in connection with the Property (if any).

(e)           The FIRPTA Certificate.

(f)            The “bring-down certificate” specified in Section 6.1(b).

(g)           Evidence of the termination of the Management Agreement.

(h)           An owner’s title affidavit executed and acknowledged by Seller substantially in the form attached hereto as Exhibit L.

(i)            Such evidence and documents as may be reasonably required by the Underwriter relating to: (i) the authority of the persons executing the instruments delivered at Closing on behalf of Seller have the authority to bind Seller to perform its obligations set forth therein, and (ii) parties in possession.

(j)            Any other document or instrument specifically required by this Agreement.

(k)           The Seller shall also cause the Manager to deliver to Purchaser or make available to Purchaser at the Property:

(l)            all original Warranties, Guarantees, and Hotel Agreements to be assigned to and assumed by Purchaser and in the Seller’s or the Manager’s possession,

(m)           information as to all Advance Bookings, in reasonable detail so as to enable Purchaser to honor the Seller’s commitments in that regard,

(n)            information as to outstanding Accounts Receivable as of midnight on the date prior to the Closing, including the name of each account and the amount due, and

(o)           all keys, passwords, access cards, combinations, codes and other similar entry or control devices with respect to the Property.

7.3           Purchaser’s Deliveries. At the Closing, Purchaser shall deliver to Title Company the following, duly executed and, where applicable, acknowledged and/or sworn on behalf of Purchaser, and dated as of the Closing Date:

(a)           The Assignment and Assumption Agreement.

(b)           The Bill of Sale and General Assignment.

(c)           The “bring-down certificate” specified in Section 6.2(b).

(d)           Any other document or instrument specifically required by this Agreement.

(e)           At the Closing, Purchaser shall deliver to Title Company the Purchase Price (less the Earnest Money and any interest thereon and subject to the revenue and expense allocations as set forth below) as described in Section 2.2 hereof.

7.4           Mutual Deliveries. At the Closing, Purchaser and the Seller shall mutually execute and deliver each to the other:

(a)           A closing statement reflecting the Purchase Price and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby.

(b)           Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel or the Underwriter to consummate the transactions contemplated by this Agreement and which are not inconsistent with the Agreement or the other Closing Documents.

7.5           Closing Costs. Seller and Purchaser shall equally divide any escrow fee, recording fees or other expenses or similar charges charged by the Title Company. Seller shall pay for the cost of the Title Commitment (if any) and for 75% of the cost of the premium for the basic Owner Title Policy. Seller shall pay for all transfer taxes (which term includes any stamp taxes, recording taxes, documentary transfer taxes, and similar taxes) and sales taxes payable by reason of the transfer of the Property and the Personal Property, if any. Purchaser shall pay for 25% of the cost of the premium for the basic Owner Title Policy and the (entire) cost of any endorsements or other “extended coverage” to the Owner’s Title Policy. Purchaser shall pay the cost of the Updated Survey and the cost of and any of all inspections or tests undertaken by Purchaser. Purchaser shall pay all costs associated with the assignment of the License Agreement (or issuance of a new license agreement with Licensor), including, without limitation, all application fees, inspection fees, PIP fees, transfer fees, and all expenses of Licensor, including, without limitation, legal fees and expenses, incurred in connection therewith, provided, however, that Seller shall pay all fees, costs and expenses under the License Agreement which have accrued prior to the Closing. Unless the payment of any other cost is specifically provided for in this Agreement, all other costs shall be apportioned between the parties by the Title Company in the manner customary in the location of the Hotel, for properties of a similar nature. Except as otherwise provided in Section 9.3, each party shall be responsible for the payment of its own attorney’s fees incurred in connection with transaction which is the subject of this Agreement.

7.6           Revenue and Expense Allocations. All revenues and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between the Seller and the Purchaser as provided herein. The Seller shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the Closing Date, and the Purchaser shall be entitled to all revenue and shall be responsible for all expenses for the period of time from, after and including the Closing Date provided that the housekeeping costs (for the Closing Date) and the Final Rooms Revenue shall be shared equally between the Seller and the Purchaser. Such adjustments shall be shown on the closing statement (with such supporting documentation as the parties hereto may reasonably require being attached as exhibits to the closing statements) and shall increase or decrease (as the case may be) the cash amount payable by the Purchaser pursuant to Section 2.2 hereof. All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation. Without limiting the generality of the foregoing, the following items of revenue and expense shall be allocated and prorated at Closing:

(a)           Current rents.

(b)           Real estate and personal property taxes (with maximum allowable discounts for early or prompt payment).

(c)           Revenue and expenses under the Operating Agreements, Leased Property Agreements and Off-Site Facility Agreements to be assigned to and assumed by the Purchaser.

(d)           Utility charges (including, but not limited to, charges for phone service, cable television, gas, water, sewer and electricity).

(e)            Payments due under any assessments imposed by private covenant.

(f)            Municipal or other governmental improvement liens and special assessments, which shall be paid by the Seller at Closing where the work has been assessed, and which shall be assumed by the Purchaser at Closing where the work has not been assessed; provided, however, that if such liens or assessments are payable in installments, the Seller shall be responsible for the payment of such installments relating to periods prior to the Closing Date and the Purchaser shall be responsible for the payments of such installments relating to periods on and subsequent to the Closing Date.

(g)           License and permit fees, where transferable.

(h)           All other revenues and expenses of the Property, including, but not limited to, such things as restaurant, bar and meeting room income and expenses and the like.

(i)            The Final Room Revenue and housekeeping costs for the Closing Date (to be apportioned equally between the Seller and the Purchaser).

(j)             Such other items as are usually and customarily prorated between purchasers and sellers of hotel properties in the area where the Property is located.

The Seller shall receive a credit for any prepaid expenses accruing to periods on or after the Closing Date. The Purchaser shall receive a credit against the Purchase Price for the total of (a) prepaid rents, (b) prepaid room receipts and deposits, function receipts and deposits and other reservation receipts and deposits, and (c) unforfeited security deposits together with any interest payable to a tenant thereon held by the Seller under Occupancy Agreements. At 11:59 p.m. the day prior to Closing, Seller shall check-out those hotel guests who are in occupancy at the Hotel, so as to directly bill and collect all revenues generated prior to the Closing Date, and then immediately check those hotel guests back into the Hotel so they can be included in the Final Rooms Revenue for the Closing Date. At Closing, the Seller shall sell to the Purchaser in connection with the Hotel, and Purchaser shall purchase from the Seller at face value all petty cash funds in connection with the hotel guest operations at the Property, which shall be an amount equal to the total of all petty cash funds on hand and transferred to the Purchaser. In addition, the Seller shall provide a credit to the Purchaser in an amount equal to one-half (1/2) of the Final Rooms Revenue from the night prior to the Closing Date. The procedure and method of making the proration adjustments set forth in this Section 7.6 is attached to this Agreement as Exhibit C.

The Purchaser shall receive a credit for all retail sales (as distinguished from any tax on the sale of any personal property effected pursuant to this Agreement), occupancy taxes and like impositions up to but not including the date of Closing. Any such taxes applicable to the Final Rooms Revenue shall be apportioned equally between the Seller and the Purchaser. The Seller shall cooperate reasonably with the Purchaser to permit the Purchaser to obtain, if desired by the Purchaser, sale and occupancy tax clearance certificates from the State in which the Real Property is located.

Seller shall be responsible for all wages, salaries, benefits and health and welfare contributions, and other costs of employment of Hotel Employees relating to the period prior to the Closing Date and Purchaser shall be responsible for all wages, salaries, benefits and health and welfare contributions, and other costs of employment of Hotel Employees hired by Purchaser at Closing beginning on the Closing Date and thereafter. All compensation due and payable to Hotel Employees shall be prorated as of the Closing Date; provided, however, that Seller shall pay an amount equal to one hundred percent (100%) of all Hotel Employees’ accrued vacation, sick leave and other benefits as of the Closing Date.

If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. The obligation to make the adjustment shall survive the Closing of the transaction contemplated by this Agreement. Any revenue received or expense incurred by the Seller or by the Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. With respect to any closing statements amounts or issues relating to prorations that are not agreed upon at Closing, the Seller and the Purchaser shall thereafter work in good faith to resolve such amounts or issues; provided that if such amounts or issues are not fully agreed upon and paid within one hundred twenty (120) days after the Closing, then, in such event, such amounts or issues shall be submitted to an independent certified public accountant with a hospitality practice (reasonably acceptable to the Seller and the Purchaser) for final resolution, and the Seller and the Purchaser agree to be bound by the determination of such accountant. The costs and expenses incurred in connection with the services of such accountant shall be borne equally by the Seller and the Purchaser. The provisions of this Section 7.6 shall survive the Closing.

7.7           Safe Deposit Boxes. On the Closing Date, the Seller shall cause the Manager to make available to the Purchaser at the Hotel all receipts and agreements in the Manager’s possession relating to all safe deposit boxes in use at the Hotel, other than safes or lockboxes, if any, located inside individual guest rooms in Hotel. During the Study Period, the Seller and the Purchaser shall mutually agree upon a procedure to provide notice to each Hotel guest utilizing a safe deposit box on the Closing Date about the sale of the Property and to cause each such Hotel guest to adhere to the procedure set forth in the notice so that a proper inventory can be prepared and an orderly transition made. From and after the Closing, the Seller and the Manager shall be relieved of any and all responsibility in connection with each said box, and the Purchaser shall indemnify, defend and hold the Seller and the Manager and harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) with respect to such safety deposit box arising after the Closing. The Seller hereby agrees to hold the Purchaser harmless from any other liability or claims with respect to such safe deposit boxes arising prior to the Closing Date. The provisions of this Section 7.7 shall survive the Closing.

7.8           Inventory of Baggage. The representatives of the Seller and/or the Manager, and of the Purchaser shall prepare an inventory of baggage at the Hotel as of 12:00 noon on the Closing Date (which inventory of baggage shall be binding on all parties thereto) of (a) all luggage, valises and trunks checked or left in the care of the Hotel by guests then or formerly in the Hotel, (b) parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by guests then or formerly in the Hotel (excluding, however, property in Hotel safe deposit boxes), (c) all luggage or other property of guests retained by Seller as security for any unpaid accounts receivable, and (d) all items contained in the Hotel lost and found. The Purchaser shall be responsible from and after the Closing Date for all baggage and other items listed in such inventory of baggage, and the Purchaser shall indemnify, defend and hold the Seller and the Manager harmless from and against any claim liability, cost or expense (including reasonable attorneys’ fees) incurred by the Seller or the Manager or any Affiliate thereof with respect thereto arising after the Closing Date. The Seller hereby agrees to hold the Purchaser harmless from any other liability or claims with respect to such inventory of baggage arising prior to the Closing Date. The provisions of this Section 7.8 shall survive the Closing.

7.9           Accounts Receivable. Purchaser is not purchasing and Seller shall retain at the Closing all of Accounts Receivables, including, without limitation, all Accounts Receivable for then-resident guests of the Hotel (i.e. the “guest ledger”) and receivables accrued in connection with hotel reservations, the use of guest rooms, and banquet and meeting room receivables (including any cancellation fees due to Seller in connection with any of the foregoing), as reflected on the city ledger, guest ledger, or any other receivable ledger. If any Accounts Receivable are paid to Purchaser after the Closing, Purchaser shall pay to Seller the amounts received by Purchaser within ten (10) days after receipt of such amounts without any commission or deduction for Purchaser. Nothing herein contained shall be construed as requiring Purchaser to remit to Seller any funds collected by Purchaser on account of Purchaser’s accounts receivable generated from Hotel operations after the Closing, even if the person or entity paying same is also indebted to Seller.

7.10         Accounts Payable. At Closing, Purchaser shall receive a proration credit equal to the excess of (i) the aggregate estimated amount of all outstanding accounts payable for the Hotel as of the Closing Date (“Accounts Payable”) over (ii) Purchaser’s prorated share of such Accounts Payable under Section 7.6 hereof (and Purchaser shall assume the obligation to satisfy all Accounts Payable for which it received such a proration credit). Seller will use commercially reasonable efforts to reconcile all Accounts Payable at Closing. In the event Purchaser receives any invoice, or other demand, by a third party due with respect to the Hotel operations occurring prior to the Closing Date that was not included on the Preliminary Closing Statement (“Seller Payable”), Purchaser shall submit such invoice or claim to Seller for payment. Seller shall, at its sole cost and expense, promptly pay in full, or otherwise settle, any such Seller Payable. In the event that Purchaser receives any subsequent notice that any Seller Payable has not been paid, Purchaser may pay the same and take a credit for such payment on the Final Closing Statement. Seller shall indemnify Purchaser and its manager and hold each of them harmless from and against any losses which may be incurred or suffered by any of them in connection with any Accounts Payable disputed by Seller prior to the Closing and any Seller Payable. Notwithstanding the foregoing, upon Closing, Purchaser shall assume all obligations of Seller to pay for any items ordered by the Manager for the Hotel in the ordinary course of business but which are not yet received as of the Closing Date as listed on a purchase order log prepared by Manager or Seller, which list shall be updated by Manager or Seller immediately prior to Closing and there shall not be any adjustment to the Purchase Price in connection with Purchaser’s assumption of such liabilities.

7.11         [Left Blank Intentionally.]

7.12         Property Improvement Plan. It is contemplated that, as of the Closing Date, the Purchaser shall have received from the Licensor a property improvement plan (the “Purchaser’s PIP”) with respect to the Hotel. The Purchaser shall be responsible for all actions and expenses required by the Purchaser’s PIP, except as specifically stated otherwise herein. The provisions of this Section 7.12 shall survive the Closing.

ARTICLE VIII

GENERAL PROVISIONS

8.1           Fire or Other Casualty. The Seller agrees to give Purchaser prompt notice of any fire or other casualty to the Property occurring between the Effective Date and the Closing Date of which the Seller has knowledge. If, prior to Closing, the Property is damaged by fire or other casualty which is fully insured (without regard to deductibles) and would cost less than Five Hundred Thousand Dollars ($500,000.00) and require less than sixty (60) days to repair, then neither party shall have the right to terminate this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but the Seller shall assign to Purchaser at the Closing all of the Seller’s interest in any insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance, attributable to the period preceding the Closing Date) that may be payable to the Seller on account of any such fire or other casualty, to the extent such proceeds have not been previously expended or are otherwise required to reimburse the Seller for actual expenditures of restoration made prior to the Closing Date, plus Seller shall credit the amount of any deductibles under any policies related to such proceeds to the Purchase Price together with any amount not covered by insurance. If any such damage due to fire or other casualty is insured and would cost in excess of Five Hundred Thousand Dollars ($500,000.00) or require sixty (60) days or more to repair, then Purchaser may terminate this Agreement by written notice given to the Seller within ten (10) days after the Seller has given Purchaser the notice of damage or casualty referred to in this Section 8.1, or on the Closing Date, whichever is earlier, in which case the parties hereto shall be released of all further obligations hereunder with respect to the Property except those which expressly survive a termination of this Agreement. Should Purchaser elect to proceed to Closing notwithstanding the amount of the insured loss or the time required for repairs, the Closing shall take place without abatement of the Purchase Price and at Closing the Seller shall assign to Purchaser the insurance proceeds and grant to Purchaser a credit against the Purchase Price equal to the amount of the applicable deductible plus any amount not covered by insurance. If, prior to Closing, any Property is damaged by fire or casualty which is uninsured and would cost Five Hundred Thousand Dollars ($500,000.00) or more to repair, then Purchaser may terminate this Agreement by written notice given to the Seller within ten (10) days after the Seller has given Purchaser the notice of damage or casualty or on the Closing Date, whichever is earlier, in which case the parties hereto shall be released of all further obligations hereunder, except those which expressly survive a termination of this Agreement. If Purchaser does not elect to terminate its obligations under this Agreement pursuant to the immediately preceding sentence, or if any uninsured fire or casualty would cost less than Five Hundred Thousand Dollars ($500,000.00) to repair, then the Closing shall take place as provided herein, and the Purchase Price shall be reduced by the estimated amount to repair such casualty, not to exceed Five Hundred Thousand Dollars ($500,000.00).

8.2           Condemnation. After the Effective Date, the Seller agrees to give Purchaser prompt written notice of any knowledge of or notice of any taking by condemnation of any part of or rights appurtenant to the Real Property. If taking involves property having a value in excess of Five Hundred Thousand Dollars ($500,000.00) or will materially interfere with the operation or use of any Hotel which constitutes a part of such Real Property, Purchaser may terminate this Agreement by written notice to the Seller given within ten (10) days after the Seller has given Purchaser the notice of taking referred to in this Section 8.2, or on the Closing Date, whichever is earlier. If Purchaser exercises its option to terminate its obligations to purchase the Property pursuant to this Section 8.2, the parties hereto shall be released from all further obligations hereunder with respect to the Property, except those which expressly survive a termination of the Agreement. If Purchaser does not so elect to terminate this Agreement, then the Closing shall take place as provided herein, and the Seller shall assign to Purchaser at the Closing all of the Seller’s interest in any condemnation award which may be payable to the Seller on account of any such condemnation and, at Closing, the Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by the Seller between the Effective Date and Closing less (a) any amounts reasonably expended by the Seller in collecting such sums and (b) any amounts reasonably used by the Seller to repair the Property as a result of such condemnation. If, prior to Closing, there shall occur a taking by condemnation of any part of or rights appurtenant to the Property that involves property having a value of Five Hundred Thousand Dollars ($500,000.00) or less and does not materially interfere with the operation or use of the Hotel which constitutes a part of the Property, Purchaser shall not have the right to terminate this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but the Seller shall assign to Purchaser at Closing all of the Seller’s interest in any condemnation award which may be payable to the Seller on account of any such condemnation and, at Closing, the Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by the Seller between the Effective Date and Closing less (a) any amounts reasonably expended by the Seller in collecting such sums and (b) any amounts reasonably used by the Seller to repair the Property as a result of such condemnation. Provided Purchaser has not exercised its right to terminate this Agreement pursuant to Section 8.2, the Seller shall notify Purchaser in advance regarding any proceeding or negotiation with respect to the condemnation and Purchaser shall have a reasonable right, at its own cost and expense, to appear and participate in any such proceeding or negotiation. For purposes of Sections 8.1 and 8.2 if this Agreement, estimates of costs and time required for restoration or repair shall be made by an architect or engineer, as appropriate, designated by the Seller and reasonably acceptable to Purchaser.

8.3           Broker. Seller and Purchaser each represents and warrants to the other that it has not employed any real estate sales representatives or brokers regarding the transaction contemplated by this Agreement other than, in Seller’s case, the engagement of Grandbridge Real Estate Capital LLC, in respect of which Seller shall be solely responsible for the payment of a brokerage fee pursuant to a separate written agreement. Seller shall indemnify, defend and hold Purchaser harmless from any commission or fee claimed to be owing due to the acts of Seller. Purchaser shall indemnify, defend and hold Seller harmless from any commission or fee claimed to be owing due to the acts of Purchaser. This Section relates solely to the transaction contemplated by this Agreement between Seller and Purchaser and shall not create any third party right or obligation in favor of either or any broker. The provisions of this Section 8.3 shall survive the Closing and any termination of this Agreement.

ARTICLE IX

DEFAULT; TERMINATION RIGHTS; INDEMNIFICATIONS

9.1           Default by Seller. If the sale contemplated hereby is not consummated because of a default by Seller in accordance with this Agreement after Purchaser has performed or is prepared to tender performance of all of its obligations in accordance with this Agreement, then Purchaser, and such default in not cured within five (5) days of Seller’s receipt of written notice thereof, Purchaser shall, as its sole and exclusive remedy, elect (a) to terminate this Agreement, in which event the Earnest Money Deposit shall be returned to Purchaser, Seller shall reimburse Purchaser for its reasonable aggregate out-of-pocket expenses in connection with the proposed purchase of the Property (not to exceed the sum of Fifty-Five Thousand Dollars ($55,000.00)), and all other rights and obligations of the Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately; (b) to waive such matter or condition and proceed to Closing, with no reduction in the Purchase Price, or (c) to pursue the remedy of specific performance of Seller’s obligations under this Agreement. Purchaser expressly waives any and all other remedies to which Purchaser would otherwise be entitled at law, in equity, by statute or otherwise. In the event of any termination by Purchaser pursuant to the provisions of this Section 9.1, the Earnest Money shall be refunded by the Escrow Agent to Purchaser.

9.2           Default by Purchaser. If the sale contemplated hereby is not consummated because of a default by Purchaser in its obligation to purchase the Property in accordance with this Agreement after Seller has performed or is prepared to tender performance of all of its obligations in accordance with this Agreement, and such default in not cured within five (5) days of Purchaser’s receipt of written notice thereof, Seller shall, as its sole and exclusive remedy, be permitted to terminate this Agreement in which event the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement. In the event of such termination, the Seller shall be entitled to receive the Earnest Money from the Escrow Agent as liquidated damages and not as penalty, in full satisfaction of its claims against Purchaser hereunder; provided, however, that this provision regarding Seller’s sole remedy shall never be construed to prevent Seller from also enforcing Purchaser’s obligations expressly stated to survive expiration or termination of this Agreement.

9.3           SELLER AND PURCHASER AGREE THAT THE SELLER’S AND PURCHASER’S DAMAGES, AS THE CASE MAY BE, RESULTING FROM THE OTHER PARTY’S DEFAULT ARE DIFFICULT, IF NOT IMPOSSIBLE, TO DETERMINE AND THE EARNEST MONEY IS A FAIR ESTIMATE OF THOSE DAMAGES WHICH HAS BEEN AGREED TO IN AN EFFORT TO CAUSE THE AMOUNT OF SAID DAMAGES TO BE CERTAIN.

9.4           Costs and Attorneys’ Fees. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, then the prevailing party in such shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels. The provisions of this Section 9.3 shall survive the termination of this Agreement.

9.5           Limitation of Liability. Notwithstanding anything herein to the contrary, the liability of each party hereto resulting from the breach or default by such party shall be limited to direct actual damages incurred by the injured party and each party hereto hereby waives its rights to recover from the other party consequential, punitive, exemplary, and speculative damages. The provisions of this Section 9.4 shall survive the termination of this Agreement.

9.6           Agreement to Indemnify.

(a)           Notwithstanding any provisions of this Agreement to the contrary, Seller shall hold harmless, indemnify and defend Purchaser against any and all claims asserted by any unaffiliated third-party(ies) with respect to obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and other charges) connected with the ownership or operation of the Hotel and relating to the period during which Seller owned the Hotel, including, without limitation, actions or claims asserted by such third-party(ies) relating to damage to property or injury to or death of any person during the period of Seller’s ownership of the Hotel, or any claims by any such third-party(ies) for any debts or obligations occurring on or about or in connection with the Hotel or any portion thereof or with respect to the Hotel’s operations at any time during such period.

(b)           Notwithstanding anything in this Agreement to the contrary, Purchaser shall hold harmless, indemnify and defend Seller and Manager against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and other charges) connected with the ownership or operation of the Hotel and relating to the period from or after the Closing Date, including, without limitation, actions or claims relating to damage to property or injury to or death of any person during the period in which the applicable Hotel is owned by Purchaser (or Purchaser’s affiliates) or any claims for any debts or obligations occurring on or about the Hotel or any portion thereof or with respect to the Hotel’s operations at any time during such period. The foregoing indemnities shall survive the Closing.

(c)           Whenever it is provided in this Agreement that an obligation of one party will be assumed by the other party on or after the Closing, the party so assuming such liability also shall be deemed to have agreed to indemnify, defend and hold harmless the other party and its successors and assigns, from and against all claims, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and other charges) arising from any failure of the assuming party to perform the obligation so assumed after the Closing and from all third party claims brought against the other party to the extent relating to the period from and after assumption of the liability on which the claim is based.

(d)           Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of the notifying party and generally shall cooperate with said other party in the defense of any such claim. Upon receipt of such notice of possible liability, the party obligated to provide indemnity shall have the right to provide a written notice to the party entitled to indemnity that the indemnifying party elects to assume the defense of such matter, including, without limitation, the employment of counsel reasonably satisfactory to the indemnified party; whereupon the indemnifying party shall have the right to prosecute such defense and shall be responsible for the payment of the fees and disbursements of such counsel; provided, however, if in the reasonable judgment of the indemnified party, (i) such litigation, action, suit, demand, claim or the resolution thereof, would have a material adverse effect on the indemnified party or (ii) the indemnifying party shall have a conflict of interest in defending such action on the indemnified party’s behalf, then at the indemnified party’s election, the indemnified party may defend itself, and in either of such instances it shall be at the indemnifying party’s expense; provided, however, that the indemnifying party shall be responsible for the reasonable fees of no more than one counsel in each jurisdiction in each proceeding. No indemnifying party shall be responsible for any obligation, loss, cost, expense or other liability to the extent that (a) the party entitled to indemnification failed to provide prompt notice thereof to the indemnifying party and (b) such obligation, loss, cost, expense or other liability could have been avoided if prompt notice had been given.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1        Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

10.2         Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their permitted respective successors and assigns.

10.3         Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is not a business day, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such non-business day. As used herein, “business day” will mean any day other than a Saturday, Sunday or a legal holiday in the jurisdiction in which the Hotel is located. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.

10.4         Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the state in which the Property is located without regard to its principle of conflicts of law.

10.5         Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereto shall collectively constitute a single agreement. Telecopied signatures or signatures provide by email (PDF file) shall have the same valid and binding effect as original signatures.

10.6        Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.7         Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants.

10.8         Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered (i) by hand, (ii) sent prepaid for next-day delivery by Federal Express (or a comparable overnight delivery service), (iii) sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below, or (iv) by facsimile or electronic mail, with written confirmation by a nationally recognized overnight courier sent the same day as the facsimile or email transmission, in which case notice shall be deemed delivered upon the transmission of such facsimile or email notice. Any notice, request, demand or other communication delivered or sent in the manner aforesaid may be given by the party required to give such notice, etc., or its attorney, and shall be deemed given or made (as the case may be) when actually delivered to or refused by the intended recipient, except with respect to notices delivered by facsimile or electronic mail, which will be deemed given as set forth in the immediately preceding sentence.

If to Seller:		c/o Presidian Hotels and Resorts
9000 Tesoro Drive, Suite 300,
San Antonio, Texas 78217
Attn: Charles Leddy
Tel: 210.646.8811, ext: 230
Facsimile: 210.646.8814
Email: Charles@Presidian.com

and		c/o Alex. Brown Realty, Inc.
300 East Lombard Street, Suite 1200
Baltimore, Maryland 21202
Attn: David E. Wolfe and Craig Dranbauer
Tel: (410) 547-3034
Facsimile: (410) 625-2694
	Email:	david.wolfe@abrealty.com
craig.dranbauer@abrealty.com

If to Purchaser:	c/o Moody National Realty Company, LP
6363 Woodway, Suite 110
Houston, Texas 77057
Attn: Brett Moody/ Alex Sims
	Telephone:	(713) 977-7500
	Facsimile:	(713) 977-7505
	Email:	bmoody@moodynational.com
asims@moodynational.com

with a copy to:	Mr. Adam S. Wilk
Ms. Kasi Moeskau
Sneed, Vine & Perry, P.C.
900 Congress, Suite 300
Austin, Texas 78701
Telephone No. (512) 494-3126
	E-Mail:	awilk@sneedvine.com/
kmoeskau@sneedvine.com

If to Escrow Agent/Underwriter:	Old Republic National Title Insurance Company
Attention: Shannon J. Skurner
777 North Post Oak Blvd., Suite 240
Houston, Texas 77056
Telephone No. 888-678-1700
E-mail: sskurner@oldrepublictitle.com

or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section.

10.9         Escrow Agent. Escrow Agent has agreed to act as such for the convenience of the parties without fee or other charges for such services as Escrow Agent. Escrow Agent shall not be liable: (a) to any of the parties for any act or omission to act except for its own willful misconduct; (b) for any legal effect, insufficiency, or undesirability or any instrument deposited with or delivered by Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (c) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (d) for the expiration of any time limit or other consequences of delay, unless a properly executed written instruction, accepted by Escrow Agent, has instructed Escrow Agent to comply with said time limit; (e) for the default, error, action or omission of either party to the escrow. Escrow Agent, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine. In the event of any dispute as to the disposition of any monies held in escrow, or of any documents held in escrow, Escrow Agent may, if such Escrow Agent so elects, interplead the matter by filing an interpleader action in a court of competent jurisdiction in the county or circuit where the Real Property is located (to the jurisdiction of which both parties do hereby consent), and pay into the registry of the court such monies held by Escrow Agent, or deposit any such documents with respect to which there is a dispute in the registry of such court, whereupon such Escrow Agent shall be relieved and released from any further liability as Escrow Agent hereunder. Escrow Agent shall not be liable for Escrow Agent’s compliance with any legal process, subpoena, writ, order, judgment and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed.

10.10       Incorporation by Reference. All of the exhibits and schedules attached hereto are by this reference incorporated and made a part hereof.

10.11       Further Assurances. The Seller and Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein provided that compliance with the provision of this Section shall not increase the liability of the complying party.

10.12       No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.

10.13       Time of Essence. Time is of the essence with respect to every provision hereof.

10.14       Signatory Exculpation. The signatory(ies) for the Seller and Purchaser is/are executing this Agreement in his/their capacity as representative of such party and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the transactions contemplated by it.

10.15       Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

(a)           Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(b)           All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

(c)           The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d)           Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

10.16       No Recording. Neither this Agreement nor any memorandum hereof, or any other instrument intended to give notice hereof (or which actually gives notice hereof) shall be recorded.

10.17       Facsimile Signatures. The execution of this Agreement and all notices given hereunder and all amendments hereto, may be effected by facsimile signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile signature may, by notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile signature.

10.18       Assignment by the Parties. Neither party shall assign or transfer or permit the assignment or transfer of its rights or obligations under this Agreement without the prior written consent of the other, any such assignment or transfer without such prior consent being hereby declared to be null and void; provided, however, that Purchaser shall have the right to either nominate one or more Affiliates to take title to the Property or to certain components of the Property or to assign this Agreement to one or more Affiliates without Seller’s consent; provided, however, that in the event of any such assignment, Purchaser shall not be relieved of any duties and obligations hereunder

10.19       Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

10.20       Exclusivity. After the Effective Date, Seller and its respective agents, representatives and employees shall not market the Property or enter into any “back-up” contracts for the sale of the Property until such time as this Agreement is terminated.

10.21       Section 1031 Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall be responsible for all costs and expenses, including reasonable attorney’s fees, that would not otherwise have been incurred by Purchaser or Seller had such party not consummated its purchase or sale through an Exchange. Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with Section 1031 of the Code. In connection with such cooperation, Seller agrees, upon request of Purchaser to “direct deed” for actual interests in the property to designees of Purchaser.

10.22       Public Announcements. Except as otherwise expressly provided herein, neither Seller nor Purchaser shall make any public statement or issue any press release prior to the Closing with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party. Seller hereby expressly acknowledges that Purchaser is a wholly-owned subsidiary of a publicly-traded company and that Seller is aware and will advise its owners, employees and agents that federal and state securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Seller further agrees that Purchaser shall have the right to disclose the fact that it is contemplating the purchase of the Property and such other details of the transaction to the extent Purchaser reasonably deems necessary to comply with applicable federal or state securities laws, rules or regulations.

IN WITNESS WHEREOF, the Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

SELLER:

AUSTIN HWS, LP, a Texas limited partnership

By:	AUHWS Management, LLC
a Texas limited liability company,
its Co-General Partner

By:
H. Drake Leddy, Manager

By:	Austin HWS GP, Inc., a Delaware
corporation, its Co-General Partner

By:

PURCHASER:

MOODY NATIONAL REIT I INC., a Maryland corporation

By:
Brett Moody, President

ACKNOWLEDGEMENT OF RECEIPT OF AGREEMENT OF PURCHASE AND SALE

The undersigned Escrow Agent hereby acknowledges receipt of a copy of this Agreement, and agrees to hold and dispose of the Earnest Money, when paid, in accordance with the provisions thereof, and to acknowledge its approval of the form and substance of the title affidavit attached to the Agreement as Exhibit L.

OLD REPUBLIC NATIONAL TITLE INSURANCE COMPANY

By:
Printed:
Title:
Received: May ______ , 2015 (“Effective Date”)

EXHIBIT A

LEGAL DESCRIPTION

Lot 2, Block A, RESUBDIVISION OF LOT B-1 OF LOTS B-1 AND B-2 CROW INDUSTRIAL PARK SOUTH SECTION NINE, an Addition in Travis County, Texas, according to the map or plat thereof recorded in Plat Book 96, Pages 149-150 of the Plat Records of Travis County Texas.

EXHIBIT B

SUBMISSION MATTERS

1.     All architectural plans, site plans, existing surveys and other specifications for the Property.

2.     FF&E inventory schedule.

3.     2015 budgets (operating, capital, etc.), detailed financial statements for the previous four (4) years, Accounts Receivables schedule and aging.

4.     A true, correct and complete list of the Hotel’s occupancy, ADR, and levels for the prior twelve (36) months.

5.     Advance Bookings for the Property, together with a list of the top ten (10) accounts with rates and room nights for the last three (3) years.

6.     The previous three (3) years Smith Travel Research Reports and quality assurance reports.

7.     A current rent roll (if applicable).

8.     Complete and legible copies of all Hotel Agreements in effect as of the date of this Agreement, together with complete and legible copies of all modifications, supplements and amendments thereto.

9.     License Agreement and Existing PIPS.

10.   All Authorizations including, without limitation, all certificates of occupancy, permits, authorizations, approvals and licenses issued by Governmental Authorities having jurisdiction over the Property and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions) relating to the Property, as well as fire, safety, elevator notices/reports.

11.   All Warranties and Guaranties.

12.   All Employment Agreements and pertinent employee information.

13.   Environmental studies and notices of violations or alleged violations that remain uncured to and from any Governmental Authority, and the existing owner’s policy of title insurance and exception documents.

14.   Any soil tests or other environmental test, audits or reports related to the Property prepared for the Seller.

15.   Any parking, structural, mechanical or other engineering reports and construction documents prepared for the Seller related to the Property.

16.   Real estate and personal property tax statements with respect to the Property for the year of Closing (if received by the Seller) and for the three (3) years preceding the year of Closing together with assessment bills.

EXHIBIT “B”

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17.   All leasing or other commission agreements with respect to the Property.

18.   Three (3) years insurance claims history; pending, threatened or previously initiated and disposed of litigation.

19.   A schedule of insurance covering the Property setting forth the name of the carrier, the type of policy, the policy number, the policy term and the annual premium, along with copies of all such insurance policies.

20.   Copies of any and all utility bills for the Property for the prior twelve (12) months.

21.   A list of the Seller’s bank statements for the prior twelve (12) months.

EXHIBIT “B”

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EXHIBIT C

PROCEDURE AND METHOD OF PRORATION

AND OTHER ADJUSTMENTS

Prior to the Closing, the Seller and Purchaser shall jointly prepare a proposed closing statement containing the parties’ reasonable estimate of the items requiring proration and adjustment under Section 7.6 and other applicable Sections of this Agreement (the “Preliminary Closing Statement”). Subsequent to the Closing the parties shall jointly prepare a final closing statement (the “Final Closing Statement”) showing final adjustments and resulting payments between the parties (“true-ups”), which shall be made in cash or immediately available funds as soon as practical, but not later than one hundred twenty (120) days following the Closing Date.

EXHIBIT “C”

EXHIBIT D

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF AGREEMENTS (this “Assignment”) is made as of _____ , 2015 (the “Effective Date”), by and between ________ (“Assignor”) and _________ (“Assignee”).

WHEREAS, Seller and Purchaser are parties to that certain Agreement of Purchase and Sale dated as of _______ (as amended, modified and supplemented, the “Agreement”) for the purchase and sale of the land and the improvements as more particularly described in the Agreement (“Property”) and the related personal property. All capitalized terms in this Assignment not otherwise defined herein have the same meaning ascribed in the Agreement; and

WHEREAS, in connection with the sale of the Property, Assignor desires to assign, and Assignee desires to assume, all of Assignor’s right, title, interest and obligations, if any, in all currently effective Hotel Agreements related to the Property.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound, the parties agree as follows:

1.     As of the Effective Date, Assignor does hereby assign and convey to Assignee, its successors and assigns, all of the right, title and interest of Assignor, and of any Named Party (as defined below), in and to the Hotel Agreements and related unforfeited security deposits, and Assignee does hereby assume such right, title and interest in and to the Hotel Agreements and related unforfeited security deposits (excluding any Liability arising prior to the Effective Date). For purposes hereof, “Named Party” shall mean any person or entity that has executed as agent or under apparent authority, on behalf of Assignor or its managing agent, any of the Hotel Agreements.

2.     Assignor agrees to indemnify and save harmless Assignee from any loss or damage, including court costs and reasonable attorneys’ fees, actually incurred relating to any default or other liabilities of Assignor relating to the Hotel Agreements occurring prior to the Effective Date. Assignee agrees to indemnify and hold harmless Assignor from any loss or damage, including court costs and reasonable attorneys’ fees, actually incurred relating to any default or other liabilities of Assignee relating to the Hotel Agreements occurring from and subsequent to the Effective Date but not of the nature of a continuing default or breach under the Hotel Agreements which predates the Effective Date.

3.     This Assignment and the provisions herein contained shall be binding upon and inure to the benefit of Assignee and Assignor and their respective successors and assigns.

4.     This Assignment may be executed in several counterparts and all counterparts so executed shall constitute one Assignment, binding on all the parties hereto and thereto, notwithstanding that all the parties are not signatories to the same counterpart.

EXHIBIT “D”

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IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment the day and year first above written.

ASSIGNOR:

ASSIGNEE:

EXHIBIT “D”

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EXHIBIT E

BILL OF SALE AND GENERAL ASSIGNMENT

THIS BILL OF SALE AND GENERAL ASSIGNMENT (this “Bill of Sale”) is made as of _____ , 2015, by and between ________ (collectively, “Assignor”) and _________ (“Purchaser”).

WHEREAS, Assignor and Assignee are parties to that certain Agreement of Purchase and Sale dated as of ______ , (“Agreement”) for the purchase and sale of real property for the purchase and sale of the land and the improvements as more particularly described in the Agreement (“Property”) and the related personal property. Capitalized terms used, but not defined herein, shall have the meaning ascribed to such term in the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

Assignor has GRANTED, CONVEYED, SOLD, TRANSFERRED, SET-OVER, and DELIVERED, and by these presents does hereby GRANT, CONVEY, SELL, TRANSFER, SET-OVER, and DELIVER unto Assignee, all of Assignor’s right, title and interest (if any), in and to all items personal property of every kind and nature located on, attached to or used in the operation of the Property, including, but not limited to, Assignor’s rights and interest, if any, in and to: (a) all Tangible Personal Property; (b) all Intangible Personal Property; (c) Warranties and Guaranties; and (d) Advanced Bookings.

[AS-IS provisions from Section 2.1 of the Agreement to be inserted.]

This Bill of Sale and the provisions herein contained shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and assigns.

This Bill of Sale may be executed in several counterparts and all counterparts so executed shall constitute one Assignment, binding on all the parties hereto and thereto, notwithstanding that all the parties are not signatories to the same counterpart.

[Signature page follows.]

EXHIBIT “E”

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IN WITNESS WHEREOF, Assignor has executed and delivered this Bill of Sale the day and year first above written.

ASSIGNOR:

EXHIBIT “E”

2

EXHIBIT “F”

SPECIAL WARRANTY DEED

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

SPECIAL WARRANTY DEED

THE STATE OF TEXAS	§
	§	KNOW ALL PERSONS BY THESE PRESENTS:
COUNTY OF TRAVIS	§

THAT, ______________________________ (“Grantor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) cash in hand paid by ________________ (“Grantee”), whose address is ______________________ , and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Grantor, has GRANTED, BARGAINED, SOLD, and CONVEYED, and by these presents does GRANT, BARGAIN, SELL, and CONVEY unto Grantee, that certain tract of real property situated in Harris County, Texas, and described in Exhibit “A” attached hereto and made a part hereof for all purposes, together with all and singular the rights, privileges, hereditaments, and appurtenances pertaining to such real property, including any and all improvements and fixtures currently attached to and located thereon (the “Property”).

The conveyance of the Property is being made by Grantor and accepted by Grantee subject to all matters set forth in Exhibit B, attached hereto and incorporated herein by reference (collectively, the “Permitted Exceptions”). [The Permitted Title Exceptions, as defined in the Agreement to be inserted.]

TO HAVE AND TO HOLD the Property, together with, all and singular, the rights and appurtenances thereto in anywise belonging, to Grantee and Grantee’s successors and assigns forever; Grantor does hereby bind Grantor and Grantor’s heirs, executors, administrators, legal representatives, successors, and assigns to warrant and forever defend, all and singular, the Property unto the Grantee and Grantee’s successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof, by through or under Grantor, but not otherwise, subject however, to the Permitted Exceptions.

Taxes for the current year have been prorated as of the date hereof, and Grantee assumes and agrees to pay the same and all charges, ad valorem taxes, and assessments for the 2015 calendar year, later calendar years not yet due and payable, each to the extent attributable to all or part of the Property, and any taxes or assessments that might become due for prior years resulting from Grantee’s acquisition or change of use of the Property.

EXHIBIT “G”

EXECUTED to be effective the _____ day of ___________, 2015.

GRANTOR:

THE STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

This instrument was acknowledged before me on _________ , 2015, by _________ , President of ____, known or proved to me on satisfactory evidence to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same in the capacity and for the purposes and consideration therein expressed, on behalf of such company.

(S E A L)
Notary Public, State of Texas

My Commission Expires:

EXHIBIT “G”

EXHIBIT “G”

Leased Property Agreements

CIT Finance, LLC – Supplier: Dahill Industries (Copier Lease)

U.S. Bank Equipment Finance (Equipment for MDU)

EXHIBIT “G”

EXHIBIT “H”

Occupancy Agreements

None

EXHIBIT “H”

EXHIBIT “I”

Off-Site Facility Agreements

None

EXHIBIT “I”

EXHIBIT “J”

Operating Agreements

AAA Official Appointment Agreement

Ambius

AT&T

Dunbar Armored, Inc.

Elavon

Greater Texas Landscape

Hilton

Hilton Hotel OnQ

Hilton Revenue Management

Hotel System Pro

MDU Enterprises – dba Bulk TV & Internet Master Agreement (Hilton)

Orkin Pest Control

Otis Elevator Company

SCTi – Southwest Communications

Smith Travel Research

Sonifi Solutions, Inc.

TelWest/TelePacific

Texas Disposal Systems

Texas Wired Music, Inc. (Mood)

TraveClick, Inc.

Tyco/Simplex Grinnell

Uniguest

USA Today (Part of Hilton’s Negotiated Contracts for Hilton Properties)

EXHIBIT “J”

Exhibit “K”

Seller Bring-Down Certificate

CLOSING CERTIFICATE

AUSTIN HWS, LP, a Texas limited partnership (“Seller”) hereby certifies to _____________ (as successor-in-interest to Moody National REIT I, Inc., “Purchaser”) that to Seller’s Knowledge there is no breach of or untruth, inaccuracy, or failure in any Seller’s representations or warranties set forth in Article III of that certain Agreement of Purchase and Sale dated as of __________ , by and between Seller and Purchaser (the “Agreement”) that would reasonably be anticipated to have a Material Adverse Effect and Seller has performed in all material respects all of its covenants and other obligations under the Agreement as of __________________ , 2015.

Seller is making this certification for Purchaser’s benefit pursuant to Section 5.1(b) of the Agreement.

All capitalized terms not defined in this Closing Certificate have the same meanings give such terms in the Agreement.

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Exhibit “L”

From of Underwriter’s Affidavit

Date: _______ , 2015

Owner Name
and Mailing Address:

Property:

The undersigned acting as representative of the Owner on oath swears or affirms the following:

1.	My full legal name is _______________ and I am over the age of eighteen years.

2.	To Affiant’s Knowledge (as such term is defined below), AUSTIN HWS, LP, a Texas limited partnership (the “Owner”) is the fee simple owner of real property commonly known as_________________ [address] and being more particularly described in Tittle Insurance Commitment No. ___________ (the “Property”).

3.	To Affiant’s Knowledge, Owner has present possession of all of Property, save and except for any guests currently occupying the hotel situated on the Property operated by Owner, and there are no lessees or tenants in possession, except for the following (insert the word “NONE” if there are no other parties in possession):

Debts, liens, encumbrances:

4.	To Affiant’s Knowledge, there are no liens or encumbrances (Mortgages, Deeds of Trust, Judgments, Tax Liens, Mechanic’s Liens, unpaid property association dues or assessments, etc.) which are not being paid or properly accounted for in the current transaction.

5.	To Affiant’s Knowledge, Owner is not a party to any pending lawsuits in any State or Federal Court other than have been disclosed to Underwriter (defined below) or its Agent in writing, and to Affiant’s Knowledge, Owner has not received notice of any law suit which may be filed against it; nor has it been declared Bankrupt or Insolvent, voluntarily or involuntarily, in any court.

6.	To Affiant’s Knowledge, all labor and materials used in construction of improvements, repairs, or modifications to the Property have been paid for, and to Affiant’s Knowledge, there are now no unpaid bills for labor or material against the improvements or property upon which same are situated, and to Affiant’s Knowledge, all sums of money due for building, repairs or modifying the improvements have been fully paid and satisfied.

7.	To Affiant’s Knowledge, all charges for taxes, assessments, improvements, and services furnished by any governmental entity, including but not limited to paving or mowing, have been paid, and to Affiant’s Knowledge, Owner has received no notice from any governmental agency that work is required to be done to the Property which might result in future charges.

Covenants, conditions, contracts, agreements:

8.	To Affiant’s Knowledge, no governmental authority has notified Owner of any violations, abatement notices, or condemnations.

9.	To Affiant’s Knowledge, Owner has not allowed and knows of no violation of any covenants, conditions or restrictions (subdivision, condominium, or governmental) affecting the Property.

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10.	To Affiant’s Knowledge, there are no unrecorded and/or outstanding leases, contracts, options or agreements affecting the Property which have not been disclosed to Old Republic National Title Insurance Company (hereinafter “Underwriter”) or its Agent in writing.

11.	To Affiant’s Knowledge, there are no outstanding contracts of Sale or other options to purchase the Property other than any Contract which may be the subject of the present transaction.

Taxes, assessments, dues:

12.	Affiant’s Knowledge, all taxes, charges, dues, and other assessments payable in connection with the subject property have been paid through the current date, unless payment has been provided for on the Settlement Statement used in the current transaction.

Unless shown on the survey plat of the Property provided to Underwriter or its Agent:

13.	To Affiant’s Knowledge, none of the improvements to the subject property include a manufactured home, mobile home or house trailer.

14.	To Affiant’s Knowledge, there are no waterways (including ponds, marshland, or streams) located on or adjacent to the property.

15.	To Affiant’s Knowledge, there are no highways, abandoned roads, lanes, bordering or running through the property.

16.	To Affiant’s Knowledge, there is no cemetery or family burial grounds located on the Property.

Other representations:

17.	To Affiant’s Knowledge, the current transaction is not made for the purpose of hindering, delaying, or defrauding any creditors of the undersigned.

18.	To Affiant’s Knowledge, one has ever questioned or disputed Owner’s ownership of the property.

19.	Old Republic National Title Insurance Company may rely on these statements.

20.	Owner agrees to indemnify and hold Old Republic National Title Insurance Company, harmless from any loss or expense, including reasonable attorney fees, resulting from materially false or incorrect information in this affidavit.

As used herein “Affiant’s Knowledge” means only those matters as to which the undersigned has actual knowledge, with no investigation, verification or inquiry having been made, and does not include any imputed, constructive or implied knowledge of any other kind or nature.

In no event shall the undersigned have any personal liability to Underwriter, Agent or any other party for the inaccuracy of any of the representations or covenants contained herein.

[Signature Block and Acknowledgment to be inserted.]

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